EXHIBIT 10.2

MASTER LEASE

Between

JER/NHP SENIOR LIVING ACQUISITION, LLC,
a Delaware limited liability company;

JER/NHP SENIOR LIVING TEXAS, L.P.,
a Texas limited partnership;

JER/NHP SENIOR LIVING WISCONSIN, LLC,
a Delaware limited liability company; and

JER/NHP SENIOR LIVING KANSAS, INC.,
a Kansas corporation

collectively as “Landlord”

and

ALS LEASING, INC.,
a Delaware corporation; and

ASSISTED LIVING PROPERTIES, INC.,
a Kansas corporation

collectively as “Tenant”

Dated: April 9, 2002

1.		Term	2
2.		Rent	2
	2.1	Initial Term Minimum Rent	2
	2.2	Landlord's Investment; Rent Adjustments	3
	2.3	Renewal Term Minimum Rent	3
	2.4	Rent Caps and Floors	4
	2.5	Manlius Rent	4
	2.6	Payment Terms	6
	2.7	Absolute Net Lease	6
3.		Late Charges	6
4.		Security Deposit; Collateral for Lease Obligations	6
5.		Taxes and Other Charges	7
	5.1	Tenant's Obligation	7
	5.2	Protests	8
	5.3	Tax Impound and Escrow	8
6.		Insurance	9
	6.1	Requirements	9
	6.2	Exceptions to Insurance Requirements	11
	6.3	Reimbursement of Landlord's Insurance Costs	11
	6.4	Determination of Commercial Reasonableness	11
7.		Use, Regulatory Compliance and Preservation of Business	12
	7.1	Permitted Use; Qualified Care	12
	7.2	Regulatory Compliance	12
	7.3	Preservation of Business	13
	7.4	Coverage Ratio	14
8.		Acceptance, Maintenance, Upgrade, Alteration and Environmental	14
	8.1	Acceptance "AS IS"; No Liens	14
	8.2	Tenant's Maintenance Obligations	14
	8.3	Upgrade Expenditures	14
	8.4	Alterations by Tenant	15

-i-

(continued)
	8.5	Hazardous Materials	16
9.		Tenant Property and Security Interest; Landlord Personal Property	17
	9.1	Tenant Property	17
	9.2	Landlord's Security Interest and Financing Statements	17
	9.3	Landlord Personal Property	18
10.		Financial, Management and Regulatory Reports	18
11.		Representations and Warranties	19
	11.1	By Landlord	19
	11.2	By Tenant	19
12.		Events of Default	21
13.		Remedies	22
	13.1	General	23
	13.2	Tenant Repurchase/Receivership	23
	13.3	Remedies Cumulative; No Waiver	24
	13.4	Performance of Tenant's Obligations	24
14.		Provisions on Termination	24
	14.1	Surrender of Possession	24
	14.2	Removal of Tenant Personal Property	25
	14.3	Management of Premises	25
	14.4	Holding Over	26
	14.5	Survival	26
15.		Certain Landlord Rights	26
	15.1	Entry and Examination of Records	26
	15.2	Grant Liens; Change in Zoning	26
	15.3	Subordination, Attornment and Nondisturbance	26
	15.4	Estoppel Certificates	27
	15.5	Conveyance Release	27
16.		Assignment and Subletting	27
17.		Damage by Fire or Other Casualty	28
18.		Condemnation	28

-ii-

(continued)

19.		Indemnification	28
20.		Attorneys Fees; Disputes	29
21.		Notices	29
22.		Miscellaneous	30
23.		Wisconsin Purchase Facilities	31
	23.1	Tenant Purchase Option	31
	23.2	Landlord Disposition Rights	32
	23.3	Adjustment to Landlord's Investment	32
24.		Quiet Enjoyment	33
25.		Landlord Maintenance Obligation	33
	25.1	Maintenance Contractors	33
	25.2	Request for Service	33
	25.3	Costs and Expenses	33
	25.4	Report on Activities	33
	25.5	Transition	34
26.		Advisory Fee	34

-iii-

EXHIBITS AND SCHEDULES:

EXHIBIT A     LEGAL DESCRIPTIONS

EXHIBIT B     LANDLORD PERSONAL PROPERTY

EXHIBIT C      FAIR MARKET VALUE

EXHIBIT D     PERMITTED EXCEPTIONS

EXHIBIT E     CERTAIN DEFINITIONS

EXHIBIT F     FINANCIAL, MANAGEMENT AND REGULATORY REPORTS

SCHEDULE 1A     LANDLORD ENTITIES

SCHEDULE 1B      TENANT ENTITIES

SCHEDULE 2     FACILITY INFORMATION:
          BUSINESS, BEDS, TRADENAMES, ETC.

SCHEDULE 3     EXCEPTIONS TO INSURANCE REQUIREMENTS

SCHEDULE 4      EXISTING FACILITIES EXEMPT FROM RADIUS RESTRICTION

SCHEDULE 5     EXCEPTIONS TO TENANT'S REPRESENTATIONS AND WARRANTIES

SCHEDULE 6     INITIAL CAPITAL EXPENDITURE ITEMS

SCHEDULE 7     WISCONSIN PURCHASE FACILITIES

SCHEDULE 8     MANLIUS FINANCING DOCUMENTS

MASTER LEASE

(Meditrust Pool)

     This “Master Lease” is entered into effective as of April 9, 2002 (the “Effective Date”) among the Entities Listed on Schedule 1A (collectively, “Landlord”), and ALS Leasing, Inc., a Delaware corporation (“ALS Leasing”), and Assisted Living Properties, Inc., a Kansas corporation (“ALP” and, collectively with ALS Leasing, “Tenant”), for the respective real properties and improvements thereon (collectively, the “Facilities”) as set forth on Schedules 1A and 1B and as legally described on Exhibit A and the “Landlord Personal Property” associated therewith as described in Exhibit B or as may be acquired after the Effective Date (collectively, the “Premises”), each used as a licensed healthcare facility of the type described on Schedule 2 (individually as so utilized, and collectively, the “Business”). Landlord and Tenant have also concurrently entered into a Letter of Credit Agreement (the “LC Agreement”) pursuant to which Tenant shall provide certain collateral to Landlord for the performance of its obligations under this Master Lease. Pursuant to its concurrent Guaranty of Master Lease and Letter of Credit Agreement (the “Guaranty”), Alterra Healthcare Corporation, a Delaware corporation (“Guarantor”), has guaranteed Tenant's obligations hereunder. In consideration of the mutual covenants, conditions and agreements set forth herein, Landlord hereby leases the Premises to Tenant for the Term upon the terms and conditions provided below. Certain capitalized terms used in this Master Lease are defined on Exhibit E.

RECOGNITION OF INDIVISIBLE MASTER LEASE;
IRREVOCABLE WAIVER OF CERTAIN RIGHTS

     Tenant and Guarantor each acknowledge and agree that this Master Lease constitutes a single, indivisible lease of the entire Premises, and the Premises constitutes a single economic unit. The Minimum Rent, other Rent payable hereunder and all other provisions contained herein have been negotiated and agreed upon based on the intent to lease the entirety of the Premises as a single and inseparable transaction, and such Minimum Rent, other Rent and other provisions would have been materially different had the parties intended to enter into separate leases or a divisible lease. Any Event of Default under this Master Lease shall constitute an Event of Default as to the entire Premises.

     Tenant and Guarantor each further acknowledge and agree that Landlord is entering into this Master Lease as an accommodation to Tenant and Guarantor. Each of the entities comprising Tenant and Guarantor, in order to induce Landlord to enter into this Master Lease, to the extent permitted by law:

     A.        Agrees, acknowledges and is forever estopped from asserting to the contrary that the statements set forth in the preceding paragraphs of this Section are true, correct and complete;

     B.        Agrees, acknowledges and is forever estopped from asserting to the contrary that this Master Lease is a new and de novo lease, separate and distinct from any other lease between any of the entities comprising Tenant and any of the entities comprising Landlord that may have existed prior to the date hereof;

     C.        Agrees, acknowledges and is forever estopped from asserting to the contrary that this Master Lease is a single lease pursuant to which the collective Premises are demised as a whole to Tenant;

     D.        Agrees, acknowledges and is forever estopped from asserting to the contrary that if, notwithstanding the provisions of this Section, this Master Lease were to be determined or found to be in any proceeding, action or arbitration under state or federal bankruptcy, insolvency, debtor-relief or other applicable laws to constitute multiple leases demising multiple properties, such multiple leases could not, by the debtor, trustee, or any other party, be selectively or individually assumed, rejected or assigned;

     E.        Forever knowingly waives and relinquishes any and all rights under or benefits of the provisions of the Federal Bankruptcy Code Section 365 (11 U.S.C. § 365), or any successor or replacement thereof or any analogous state law, to selectively or individually assume, reject or assign the multiple leases comprising this Master Lease following a determination or finding in the nature of that described in the foregoing Section D.

     1.        Term. The “Term” of this Master Lease is the Initial Term plus all Renewal Terms, and a “Lease Year” is the twelve (12) month period commencing on January 1st of each year of the Term. The “Initial Term” commences on April 10, 2002 and ends on December 31, 2020, and may be extended for two (2) separate “Renewal Terms” of ten (10) years each if: (a) not more than thirty (30) days before or after the date that is fifteen (15) months prior to the end of the then current Term, Tenant delivers to Landlord written notice (a “Rent Determination Notice”) that Tenant desires to determine the applicable Minimum Rent for a subsequent Renewal Term pursuant to the provisions of Section 2.3 below for the purpose of evaluating whether Tenant desires to exercise its right to extend the then current Term for one (1) Renewal Term, (b) on or prior to the date that is twelve (12) months prior to the end of the then current Term, Tenant delivers to Landlord written notice (a “Renewal Notice”), which shall be irrevocable by Tenant, stating that it desires to exercise its right to extend this Master Lease for one (1) Renewal Term; (c) there is no Event of Default on the date Landlord receives the Rent Determination Notice (the “Exercise Date”), the date Landlord receives the Renewal Notice or on the last day of the then current Term; and (d) the Minimum Rent for the Renewal Term is determined pursuant to Section 2.3 on or before the date that is twelve (12) months prior to the end of the then current Term.

     2.        Rent. During the Term, Tenant shall pay Landlord “Rent” consisting of “Minimum Rent” determined as provided in this Section 2 and such other sums as may be described in this Master Lease as Rent. The monthly Minimum Rent for any month that begins or ends on other than the first or last day of a calendar month, and the annual Minimum Rent for any Lease Year that begins on other than the fist day of a Lease Year, shall be prorated based on actual days elapsed.

           2.1        Initial Term Minimum Rent. During the Initial Term, “Minimum Rent” per Lease Year is equal to Landlord's Investment (as defined below) multiplied by the Initial Term Applicable Rate. The “Initial Term Applicable Rate” for each Lease Year (or portion thereof) shall be (a) the Initial Term Base Rate (as defined below) for the portion of the Lease Year from the Effective Date to December 31, 2002, (b) the Initial Term Base Rate plus the CPI Increase (as defined below), not to exceed 30/100ths of one percent (.30%), for the first (1st) Lease Year, (c) the Initial Term Applicable Rate in effect in the immediately preceding Lease Year plus the CPI Increase, not to exceed 30/100ths of one percent (.30%), for the second (2nd through the fourth (4th) Lease Years, and (d) the Initial Term Applicable Rate in effect in the immediately preceding Lease Year plus the CPI Increase, not to exceed 25/100ths of one percent (.25%), for the fifth (5th) Lease Year and each Lease Year thereafter during the Initial Term. The “Initial Term Base Rate” shall be equal to eleven and one-half percent (11.5%). The “CPI Increase” shall be calculated annually by comparing the CPI (as defined below) in effect on the first calendar day of the immediately preceding Lease Year (or calendar year with respect to the first (1st) full Lease Year) to the first calendar day of the then current Lease Year and multiplying by three (3). The “CPI” shall mean the Consumer Price Index for All Urban Wage Earners and Clerical Workers, United States Average, Subgroup “All Items” (1982 - 1984 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics, or similar index if the same becomes unavailable

           2.2        Landlord's Investment; Rent Adjustments.

           (a)        “Landlord's Investment” in the Premises, shall mean Ninety-Six Million Four Hundred Forty-Four Thousand Seven Hundred Ninety-Two Dollars ($96,444,792), which includes the outstanding principal amount of the Manlius Financing on the Effective Date, and includes as of the Effective Date the amount of One Million Five Hundred Sixty-Seven Thousand Two Hundred Twenty-Two Dollars ($1,567,222) representing the sums payable pursuant to Section 26, plus, as of the date of such funding, the amount of Two Million Dollars ($2,000,000) which may be funded by Landlord into the CapEx Reserve or otherwise made available to Tenant pursuant to Section 8.3, plus any amount for Alterations advanced by Landlord pursuant to Section 8.4, plus any amount elected to be added by Landlord pursuant to Section 13.4, plus any other amount that, in accordance with any other term of provision of this Master Lease, is to be added to Landlord's Investment, and minus any net award paid to Landlord for a Partial Taking pursuant to Section 18, minus any amounts to be subtracted therefrom as a result of the sale or other disposition of any of the Wisconsin Facilities pursuant to Section 23.3, minus any other net capital proceeds received by Landlord for any portion of the Premises sold or conveyed, including any portion of the Premises as to which Tenant acquires title pursuant to the operation of the Put set forth in Section 13.2 or otherwise, as to any portion of the Premises for which this Master Lease is terminated during the Term in accordance with its terms, and minus any other amount that, in accordance with any other term of provision of this Master Lease, is to be subtracted from Landlord's Investment.

           (b)        Concurrently with any increase or decrease in Landlord's Investment during the Term as described in Section 2.2(a), the Minimum Rent then due and payable for the balance of the applicable Lease Year and Term shall be recalculated and reset based on the adjusted Landlord's Investment.

           2.3        Renewal Term Minimum Rent. To establish a fair market Minimum Rent for the Premises during the Renewal Terms, the Minimum Rent for each Renewal Term shall be reset and expressed as an annual amount equal to the product of: (a) Landlord's Investment in the Premises on the Exercise Date for such Renewal Term (provided that, if the “Fair Market Value” of the Premises on such Exercise Date as established pursuant to Exhibit C, is greater than the then Landlord's Investment, such Landlord's Investment shall be adjusted for purposes of this Master Lease to be equal to such Fair Market Value), and (b) the Renewal Term Applicable Rate. The “Renewal Term Applicable Rate” for each Lease Year shall be (i) the Renewal Term Base Rate for the first (1st) Lease Year of each Renewal Term, and (ii) the Renewal Term Applicable Rate in effect in the immediately preceding Lease Year plus the CPI Increase, not to exceed 25/100ths of one percent (.25%), for the second (2nd) Lease Year and each other Lease Year of each Renewal Term. The “Renewal Term Base Rate” in each Renewal Term shall be a percentage equal to Six Hundred Twenty-Nine (629) basis points over the 10-Year U.S. Treasury Rate in effect on the applicable Exercise Date.

           2.4        Rent Caps and Floors.

           (a)        Notwithstanding any of the other terms of this Master Lease, in no event shall the Minimum Rent in the first (1st) Lease Year of any Renewal Term exceed one hundred twenty-five percent (125%) of the Minimum Rent due for the last Lease Year of the Initial Term or preceding Renewal Term, as applicable.

           (b)        Notwithstanding any of the other terms of this Master Lease, in no event shall the Minimum Rent in the first (1st) Lease Year of any Renewal term be less than one hundred percent (100%) of the Minimum Rent due for the last Lease Year of the Initial Term or preceding Renewal Term, as applicable.

           2.5        Manlius Rent.

           (a)        Tenant acknowledges that, in connection with Landlord's acquisition of the Manlius Facility, Tenant has requested that Landlord assume the Manlius Financing. In consideration thereof, and as additional Rent payable hereunder, Tenant shall pay as and when due and prior to any delinquency and without incurring or causing the accrual of any penalty, late charge or default interest in connection therewith, the Manlius Debt Service. Tenant shall pay the Manlius Debt Service to the entities, and in the manner, required by the Manlius Financing Documents. Without limitation of any other provision contained in this Master Lease or in any of the Manlius Financing Documents, Tenant further covenants and agrees to fully perform and discharge, at the times and in the manner required thereunder, all of the undertakings, obligations and responsibilities of the borrower under the Manlius Financing Documents, including all reporting, regulatory, indemnity, environmental and maintenance (subject to Landlord's obligations, if any, under Section 25) requirements. At no cost or expense to itself, Landlord will reasonably cooperate with Tenant to fulfill any reporting or similar requirements under the Manlius Financing Documents that could not reasonably be performed by Tenant in the absence of such cooperation and will perform all obligations under the Manlius Financing Documents that could only be performed by Landlord, which are limited to (i) the requirement that Landlord remain in good standing and not dissolve its existence and (ii) the requirement that Landlord not willfully cause any default under the Manlius Financing Documents. The amounts actually paid by Tenant and received by the appropriate payee during any calendar month for Manlius Debt Service (excluding any penalty, late charge or default interest) shall be credited against the amount of Minimum Rent payable by Tenant in such month, provided that (y) no Event of Default is then continuing, and (z) the amount of such credit shall not, in any event, exceed Landlord's yield under this Master Lease on the principal amount of the Manlius Financing assumed by Landlord. Without in any way limiting Tenant's obligations to make such payments in accordance with this Section 2.5, if at any time any payment of Manlius Debt Service is not paid when due, Tenant shall provide immediate written notice to Landlord of such nonpayment. Tenant shall from time to time upon reasonable advance request of Landlord provide to Landlord evidence of payments of Manlius Debt Service or otherwise made in connection with the Manlius Financing.

           (b)        Except to the extent provided to the contrary in the immediately succeeding sentence, Landlord will pay to the Persons entitled thereto the outstanding principal amount of the Manlius Financing at the scheduled maturity thereof, provided that Tenant shall remain responsible for and shall pay when due all other amounts constituting Manlius Debt Service or otherwise owed in connection with the Manlius Financing and which are to be paid at such scheduled maturity. Notwithstanding the foregoing, in the event that the maturity of the Manlius Financing is accelerated due to a default by Tenant or any Affiliate of Tenant thereunder or for any other reason except a default by Landlord in connection with such maturity or otherwise under the Manlius Financing Documents, Tenant shall be responsible for and shall pay the outstanding principal amount of the Manlius Financing when due, and all other amounts constituting Manlius Debt Service or otherwise owed in connection with the Manlius Financing and which are to be paid at such time. In the event that Landlord willfully causes or creates any default under the Manlius Financing Documents resulting in any acceleration thereunder or any penalty, late charge or default interest, Landlord shall be responsible for and shall pay all amounts, costs and expenses due under the Manlius Financing Documents on account of such default, including without limitation all penalties, late charges, default interest, principal, interest and increased Taxes.

           (c)        During the continuance of any Event of Default or any default or breach by Tenant or any Affiliate of Tenant under the Manlius Financing Documents after expiration of any period expressly provided for notice, cure or both, Landlord may (i) in Landlord's sole and absolute discretion, require Tenant to pay, in whole or in part, all outstanding principal of and other amounts then due on or in connection with the Manlius Financing, or (ii) in its sole and absolute discretion, but shall be under no obligation to Tenant to, (A) prepay, in whole or in part, all outstanding principal of and other amounts then due on or in connection with the Manlius Financing, or (B) make any payment of, or due on or in connection with, the Manlius Debt Service. Any amount paid by Landlord pursuant to Section 2.5(c)(ii) shall be treated in accordance with Section 13.4. Landlord agrees that, except during the continuance of any Event of Default or any default or breach by Tenant or any Affiliate of Tenant under the Manlius Financing Documents after expiration of any period expressly provided for notice, cure or both, it shall not prepay, nor shall it require Tenant to prepay before scheduled maturity, in whole or in part, the outstanding principal amount of the Manlius Financing.

           (d)        Notwithstanding any other provision of this Section 2.5, in no event shall Tenant be entitled to a credit against any payment of Minimum Rent for any payment made by Landlord on or toward the Manlius Financing. In the event that Landlord receives notice that any payment required by Tenant of Manlius Debt Service or otherwise on or in connection with the Manlius Financing was not in fact made as and when required under this Section 2.5, any credit against Minimum Rent taken on account thereof shall be immediately revoked and Minimum Rent in the amount of such credit shall be immediately due and payable.

           (e)        At all times during the Term that the Agency Lease remains in force and effect, this Master Lease shall be deemed to be a sublease of the Manlius Facility by Landlord to Tenant subject to the Agency Lease. Concurrently with any termination of the Agency Lease during the Term, this Master Lease shall become a prime lease of the Manlius Facility by Landlord to Tenant.

           2.6        Payment Terms. All Rent and other payments to Landlord shall be paid by wire transfer only. Minimum Rent and all amounts to be paid concurrently therewith shall be paid in advance in equal monthly installments on or before the first (1st) business day of each calendar month (or, with respect to the first such payment due hereunder, on the Effective Date).

           2.7        Absolute Net Lease. All Rent payments shall be absolutely net to Landlord, free of any and all Taxes, Other Charges, and operating or other expenses of any kind whatsoever, all of which shall be paid by Tenant. Tenant shall continue to perform its obligations under this Master Lease even if Tenant claims that it has been damaged by Landlord. Thus, Tenant shall at all times remain obligated under this Master Lease without any right of set-off, counterclaim, abatement, deduction, reduction or defense of any kind; provided, however, that the foregoing shall not preclude (a) Tenant from bringing a separate action against Landlord for breach of its obligations under Section 24, or (b) Tenant receiving a credit against Minimum Rent due in any month for payments made on the Manlius Debt Service pursuant to Section 2.5(a). Tenant's sole right to recover damages against Landlord under this Master Lease shall be to prove such damages in a separate action.

      3.        Late Charges. The late payment of Rent or other amounts due will cause Landlord to lose the use of such money and incur administrative and other expenses not contemplated under this Master Lease. While the exact amount of the foregoing is extremely difficult to ascertain, the parties agree that as a reasonable estimate of fair compensation to Landlord, if any Rent or other amount is not paid (a) on the due date for such payment (without consideration of any grace period that may be applicable in connection therewith), then Tenant shall thereafter pay to Landlord on demand a late charge equal to five percent (5%) of such delinquent amounts, and (b) within ten (10) days after the due date for such payment, such unpaid amount shall accrue interest from such date at the “Agreed Rate” of five percent (5%) plus the prime rate of interest then charged by Wells Fargo Bank, N.A., San Francisco, CA.

      4.        Security Deposit; Collateral for Lease Obligations.

           4.1        Tenant shall maintain with Landlord cash securing Tenant's faithful performance of its obligations under this Master Lease (the “Security Deposit”), Letters of Credit (as defined in the LC Agreement) as partial collateral for the Master Lease obligations or a combination thereof (collectively, the “Security Deposit and Collateral”). Each Letter of Credit shall be in the form set forth in, and shall otherwise be in compliance with the terms of, the LC Agreement. Neither Letters of Credit, nor any proceeds from any draw on any Letter of Credit, shall constitute a security deposit or any part of the Security Deposit hereunder. The amount of the Security Deposit and the aggregate undrawn face amounts of all Letters of Credit comprising the Security Deposit and Collateral shall at all times during the Term be equal to, in the aggregate, Two Million Seven Hundred Thirty Thousand Dollars ($2,730,000), as may be increased from time to time pursuant to Section 7.1(c), (the “Security Deposit and Collateral Amount”). Landlord shall hold the Security Deposit in a separate, interest-bearing account and all interest earned thereon shall be added to and become a part of the CapEx Reserve (as defined below).

           4.2        Landlord may apply the Security Deposit and Collateral (cash from the Security Deposit and proceeds of any draw on a Letter of Credit), in whole or in part, against any Event of Default, as otherwise permitted in any Letter Credit or may use such amounts for any other purpose allowed under applicable law. If Landlord so applies all or any portion of the Security Deposit and Collateral, Tenant shall, subject to the provisions of Section 4.3, within five (5) days of such application by Landlord and without the requirement of notice or demand by Landlord, deposit cash or post additional Letters of Credit such that the total amount of cash and undrawn face amounts of Letters of Credit comprising the Security Deposit and Collateral is equal to the Security Deposit and Collateral Amount.

           4.3        On or before the date (the “Replacement Date”), as reasonably determined by Landlord and Tenant, that Letters of Credit become available to Tenant on commercially reasonable terms, Tenant shall have replaced the Security Deposit with Letters of Credit such that, on and after the Replacement Date, the Security Deposit and Collateral shall be represented entirely by Letters of Credit. Upon Landlord's receipt of any Letter of Credit provided by Tenant in exchange for a portion of the Security Deposit pursuant to this Section 4.3, Landlord shall promptly return to Tenant cash from the Security Deposit in the amount of the undrawn face amount of the such Letter of Credit. In the absence of Landlord's prior written approval, which may be granted, withheld or conditioned in Landlord's sole and absolute discretion, the portion of the Security Deposit and Collateral represented by Letters of Credit prior to the Replacement Date shall not be decreased.

           4.4        As additional collateral for the faithful performance by Tenant of this Master Lease, Guarantor has executed and delivered that certain Stock Pledge Agreement (the “Stock Pledge”) dated as of the Effective Date pursuant to which Guarantor has pledged the capital stock of Tenant to Landlord. The value of, and dividends or other amounts paid on or in connection with the capital stock held by Landlord pursuant to the Stock Pledge, shall not be a part of Security Deposit and Collateral, nor considered in the calculation of the Security Deposit and Collateral Amount.

      5.        Taxes and Other Charges.

           5.1        Tenant's Obligation. At the end of the Term, all Taxes and Other Charges shall be prorated. Landlord shall promptly forward to Tenant copies of all bills and payment receipts for Taxes or Other Charges received by it. Subject to Landlord's obligations to make payments from the Tax Escrow to the extent provided in Section 5.3(a), Tenant shall be responsible for paying and discharging (including the filing of all required returns), not later than fourteen (14) days prior to delinquency or imposition of any fine, penalty, interest or other cost (“Penalty”), (a) “Taxes”, consisting of any property (real and personal) and other taxes and assessments levied or assessed with respect to this Master Lease or any portion of the Premises during or prior to the Term or any amounts due under payment in lieu of taxes or impact fee agreements or similar arrangements (excluding any income tax of Landlord and any intangible, mortgage or transfer tax or stamps for its transfer of any interest in any portion of the Premises to any Person other than Tenant or any of its Affiliates), and (b) “Other Charges”, consisting of any utilities and other costs and expenses of the Business or any portion of the Premises and all other charges, obligations or deposits assessed against any portion of the Premises during or prior to the Term. Unless paid from the Tax Escrow (as defined below) pursuant to Section 5.3, Tenant may pay the foregoing in permitted installments (whether or not interest accrues on the unpaid balance) not later than fourteen (14) days prior to the date when due and before any Penalty. If Tenant fails to pay as and when due any Tax or Other Charge, or any Penalty that may be assessed notwithstanding the foregoing provisions of this Section 5.1, and if thereafter Landlord (in its sole and absolute discretion) pays such Tax, Other Charge or Penalty with funds other than those in the Tax Escrow, then, upon its receipt of Landlord's written notice of payment, Tenant shall pay Landlord an amount equal to any such Tax, Other Charge or Penalty for which Tenant is liable under this Master Lease. Tenant shall, prior to the Effective Date, pay all Taxes and Other Charges that are delinquent as of the day immediately prior to the Effective Date. Notwithstanding the foregoing provisions of this Section 5.1, Landlord shall remain named as the landowner and Tax payor on all real property Tax records concerning the Premises.

           5.2        Protests. Each party has the right, but not the obligation, in good faith to protest or contest (a “Protest”) in whole or in part (a) the amount or payment of any Taxes or Other Charges and (b) the existence, amount or validity of any Lien (as defined in Section 8.1) by appropriate proceedings sufficient to prevent its collection or other realization and the sale, forfeiture or loss of any portion of the Premises or Rent to satisfy it (so long as it provides Landlord with reasonable security to assure the foregoing). If Tenant elects to pursue a Protest, Tenant shall diligently prosecute such Protest at its sole cost and expense and pay such Taxes, Other Charges or Lien before the imposition of any Penalty. Landlord will cooperate fully in any Protest that involves an amount assessed against it.

           5.3        Tax Impound and Escrow.

           (a)        Commencing with the first (1st) business day of the seventh (7th) full calendar month after the Effective Date, Tenant shall include with each Minimum Rent payment a deposit of one-twelfth (1/12th) of the amount required to discharge the annual amount of real property Taxes secured by a Lien encumbering any portion of the Premises as and when they become due. The deposits shall be held in escrow (the “Tax Escrow”) in a separate, interest-bearing account, which interest shall be added to and become a part of the Tax Escrow. The deposits in the Tax Escrow shall not be held by Landlord in trust or as an agent of Tenant, and Tenant acknowledges that the impounding of such funds in the Tax Escrow shall constitute a true escrow, and that Tenant has no, and hereby waives any, interest in or right or title to any funds escrowed pursuant to this Section 5.3, whether legal, equitable, beneficial or otherwise. Provided that the Tax Escrow then contains sufficient funds for payment of the applicable obligations, the amounts in the Tax Escrow shall be applied by Landlord directly to the payment of the related obligations in a timely fashion and prior to the imposition of any Penalty. If any Penalty results from Landlord's failure to timely make any such payment, such Penalty shall be borne by Landlord. Without limitation upon Landlord's rights under Section 13.4, if at any time within thirty (30) days prior to the due date of the applicable Taxes the deposits shall be insufficient for the payment of such Taxes in full, Tenant shall within ten (10) days after demand by Landlord deposit the deficiency with Landlord. If deposits are in excess of the actual obligation, the required monthly deposits for the ensuing Lease Year shall be reduced proportionately and any such excess at the end of the final Lease Year shall be refunded to Tenant within thirty calendar (30) days. Tenant shall forward to Landlord or its designee all Tax bills, bond and assessment statements as soon as they are received. If Landlord transfers this Master Lease, it shall transfer all such deposits to the transferee, and Landlord shall thereafter have no liability of any kind with respect thereto.

           (b)        Notwithstanding anything to the contrary set forth in Section 5.3(a), Tenant shall deposit the amount of One Hundred Three Thousand Dollars ($103,000) per month into the Tax Escrow with the payments of Minimum Rent due for the first six (6) months of Term, such that the balance of the Tax Escrow shall equal at least Six Hundred Eighteen Thousand Dollars ($618,000) after such six (6) month period. Thereafter, Tenant shall commence depositing into the Tax Escrow the amounts described in Section 5.3(a) with the payment of Minimum Rent due for the seventh (7th) month of the Term. If any Tax or Other Charge is due during the first six (6) months of the Term, Tenant shall pay such amount directly to the Person entitled to receive the same as described in Section 5.1, and Landlord shall have no obligation to pay the same from the Tax Escrow.

      6.        Insurance.

           6.1        Requirements. All insurance provided for in this Master Lease shall (i) be maintained under valid and enforceable policies issued by insurers licensed and approved to do business in the state(s) where the applicable Facility or portion of the Premises is located and having general policyholders and financial ratings of not less than “A-” and “X”, respectively, in the then current Best's Insurance Report, and a claims paying ability rating from S&P of at least AA and the equivalent rating of at least one other rating agency, unless in either case Landlord agrees in the exercise of its reasonable judgment that the required insurance would not be available to Tenant on commercially reasonable terms from insurers with such ratings, (ii)  name Landlord as an additional insured and, for the casualty policy referenced in this Section 6.1, as the owner and loss payable beneficiary, (iii) be on an “occurrence” basis, or, to the extent such insurance is not available at commercially reasonable rates in Landlord's reasonable judgment, on a “claims-made” basis, (iv) cover all of Tenant's operations at the applicable Facility or portion of the Premises, (v) provide that the policy may not be canceled except upon not less than thirty (30) days prior written notice to Landlord, unless Landlord shall agree, in its reasonable judgment, that insurance is not available to Tenant on such terms at commercially reasonable rates, and (vi) be primary and provide that any insurance with respect to any portion of the Premises maintained by Landlord is excess and noncontributing with Tenant's insurance. The parties hereby waive as to each other all rights of subrogation which any insurance carrier, or either of them, may have by reason of any provision in any policy issued to them, provided such waiver does not thereby invalidate such policy. Original policies or satisfactory insurer certificates evidencing the existence of the insurance required by this Master Lease and showing the interest of Landlord shall be provided to it prior to the commencement of the Term or, for a renewal policy, not less than ten (10) days prior to the expiration date of the policy being renewed. If Landlord is provided with a certificate, it may demand that Tenant provide a complete copy of the related policy within ten (10) days. Landlord shall review each such policy or certificate and, within a reasonable time following its receipt thereof, notify Tenant in writing whether the insurance evidenced by such policy or certificate complies with the requirements of this Master Lease. During the Term, Tenant shall maintain the following insurance and any claims thereunder shall be adjudicated by and at the expense of it or its insurance carrier:

           Fire and Extended Coverage with respect to each Facility against loss or damage from all causes under standard “all risk” property insurance coverage with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), without exclusion for fire, lightning, windstorm, explosion, smoke damage, vehicle damage, sprinkler leakage, flood, vandalism, earthquake, malicious mischief or any other risks normally covered under an extended coverage endorsement, in amounts that are not less than the actual replacement value of such Facility and all Tenant Personal Property associated therewith (including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction);

           Commercial General Public Liability Coverage with respect to each Facility (including products liability and broad form coverage) against claims for bodily injury, death or property damage occurring on, in or about such Facility, affording the parties protection of not less than Five Million Dollars ($5,000,000) for bodily injury or death to any one person, not less than Ten Million Dollars ($10,000,000) for any one accident, and not less than One Million Dollars ($1,000,000) for property damage;

           Professional Liability Coverage with respect to each Facility for damages for injury, death, loss of service or otherwise on account of professional services rendered or which should have been rendered, in a minimum amount of Five Million Dollars ($5,000,000) per claim and Ten Million Dollars ($10,000,000) in the aggregate;

           Worker's Compensation Coverage with respect to each Facility for injuries sustained by Tenant's employees in the course of their employment and otherwise consistent with all applicable legal requirements;

           Boiler and Pressure Vessel Coverage with respect to each Facility on any fixtures or equipment which are capable of bursting or exploding, in an amount not less than Five Million Dollars ($5,000,000) for resulting damage to property, bodily injury or death and with an endorsement for boiler business interruption insurance;

           Business Interruption and Extra Expense Coverage with respect to each Facility for loss of rental value for a period not less than one (1) year, provided that, so long as Tenant continues to pay all Rent and other amounts due hereunder and no other Event of Default exists, Tenant shall be entitled to receive all proceeds of such business interruption insurance; and

           Deductibles/Self-Insured Retentions for the above policies shall not be greater than Fifty Thousand Dollars ($50,000), and Landlord shall have the right at any time to require a lower such amount or set higher policy limits, to the extent commercially available and reasonable and customary for similar properties. At such times and only so long as policies of insurance with deductibles or self-insured retentions not greater than Fifty Thousand Dollars ($50,000) are generally not available to operators of assisted living facilities owned by institutional landlords and similar to the Facilities at commercially reasonable rates, as jointly determined by Landlord and Tenant in their respective reasonable judgment, the deductibles or self-insured retentions on the policies of insurance required hereunder may be in such greater amount, as jointly determined by Landlord and Tenant in their respective reasonable judgment, that would result in the applicable policies being available at commercially reasonable rates, not to exceed Two Hundred Fifty Thousand Dollars ($250,000).

           6.2        Exceptions to Insurance Requirements. Tenant has advised Landlord that, to the extent described on Schedule 3, it is not in compliance as of the Effective Date with the requirements set forth in Section 6.1. Tenant nonetheless represents and warrants to Landlord that the policies of insurance (including the deductible or self-insured retention provisions thereof) and risk management programs that Tenant has in effect as of the Effective Date are, and as may be in effect at any time during the Term will be, consistent with custom, practice and prudent management standards in the business and industry in which Tenant is engaged. As and when insurance meeting the requirements set forth in Section 6.1 becomes generally available to operators of assisted living facilities owned by institutional landlords and similar to the Facilities at commercially reasonable rates, as jointly determined by Landlord and Tenant in their respective reasonable judgment, Tenant shall purchase and maintain such insurance. Tenant's non-compliance with the requirements of Section 6.1 shall not give rise to an Event of Default so long as (i) no other Event of Default then exists, (ii) such non-compliance is limited to the matters described on Schedule 3, (iii) the representations and warranties set forth in this Section 6.2 remain true, correct and complete in all respects, and (iv) Tenant is in compliance with the other covenants contained in this Section 6.2 and Section 6.3.

           6.3        Reimbursement of Landlord's Insurance Costs. During any Lease Year or portion thereof in which Tenant is not in compliance with the provisions of Section 6.1 (without consideration of the effect of Section 6.2), Tenant shall reimburse Landlord, within ten (10) days of Landlord's demand therefor, for the costs of the premiums of the general liability and environmental insurance policies maintained by Landlord, or contributions to self-insurance in lieu thereof, in connection with the Premises, which amount shall not exceed in any Lease Year the amount of Two Hundred Thousand Dollars ($200,000) (as adjusted at the end of each Lease Year for increases since the Effective Date in the CPI). Tenant shall have no right to receive any proceeds or other benefits from any such insurance. For purposes of this Section 6.3, Tenant shall not be in compliance with Section 6.1 (without consideration of the effect of Section 6.2) at any such time that any insurance required hereunder is provided to Tenant by or through the “captive” insurance company described on Schedule 3, or any other similar captive insurance company.

           6.4        Determination of Commercial Reasonableness. In the event that Landlord and Tenant are unable to agree on any matter in this Section 6 requiring a determination of commercial reasonableness, such determination shall be made by a reputable insurance company, consultant or expert (an “Insurance Arbitrator”) with experience in the assisted living insurance industry as identified by Landlord in the exercise of its reasonable judgment. As a condition to a determination of commercial reasonableness with respect to any particular matter, the Insurance Arbitrator shall be capable of providing, procuring or identifying particular policies or coverages that would be available to Tenant and would satisfy the requirement in issue. The determinations made by any such experts shall be binding on Landlord and Tenant for purposes of this Section 6, and the costs, fees and expenses of the same shall be borne by Tenant.

      7.        Use, Regulatory Compliance and Preservation of Business.

           7.1        Permitted Use; Qualified Care.

           (a)        Tenant shall continuously use and occupy each Facility during the Term as a licensed facility engaged in the respective Business described on Schedule 2 with not less than the applicable number of beds or living units shown on Schedule 2 (with respect to each Facility, the “Required Bed Count”), and for ancillary services relating thereto, but for no other purpose. Notwithstanding the foregoing, Tenant may permit at any one time the number of beds or living units, as applicable, at no more than twenty (20) individual Facilities (and not in the aggregate) to be one (1) bed or unit less than the Required Bed Count in such Facilities.

           (b)        Tenant shall not allow the average occupancy for any trailing three (3) month period (i) to be less than forty percent (40%) of the applicable number of beds or living units, as applicable, shown on Schedule 2, for more than four (4) individual Facilities at any time that the Coverage Ratio for the immediately preceding calendar quarter was less than 1.4:1.0, or (ii) to be less than sixty-five percent (65%) of the applicable number of beds or living units, as applicable, shown on Schedule 2, for all Facilities on an aggregate basis.

           (c)        Provided that the Coverage Ratio for the immediately preceding calendar quarter was at least 1.20:1.00, in the event that of any non-compliance with the requirements of Section 7.1(b)(i), or in the event of any Loss of Licensure (as defined below) affecting any Facility, no Event of Default shall arise if, within five (5) days of Landlord's receipt of notice of such non-compliance or Loss of Licensure, as applicable, Tenant increases the Security Deposit and Collateral then held by Landlord by an amount equal to Two Hundred Thousand Dollars ($200,000) for each additional Facility with non-complying average occupancy and for each Facility subject to a Loss of Licensure, as applicable, which amounts shall be held by Landlord pursuant to Section 4 until Tenant has achieved compliance with the requirements of Section 7.1(b)(i) for two (2) consecutive trailing three (3) month periods or has completely remedied the Loss of Licensure, as applicable. Tenant's right under this Section 7.1(c) to cure or prevent any Event of Default from arising for non-compliance with the requirements of Section 7.1(b)(i) or for any Loss of Licensure shall terminate at such time as Tenant has exercised such right with respect to Facilities containing in the aggregate three hundred fifty (350) or more beds or living units, as applicable.

           7.2        Regulatory Compliance . Tenant, each Facility and the other portions of the Premises shall comply in all material respects with all licensing and other laws and all CC&R's and other use or maintenance requirements applicable to the Business conducted thereon and, to the extent Tenant elects to participate in the same or as may be required by law to serve its resident population, all Medicare, Medicaid and other third-party payor certification requirements, including timely filing properly completed cost and other required reports, timely paying all expenses shown thereon, and ensuring that, to the extent Tenant has elected to participate in the same or as required by law to serve its respective resident population, each Facility continues to be fully certified for participation in Medicare and Medicaid throughout the Term and when each such Facility is returned to Landlord, all without any suspension, revocation, decertification or other material limitation other than those suspensions, revocations, decertifications or other material limitations under which Tenant was operating immediately prior to the end of the Term. Further, Tenant shall not commit any act or omission that would in any way violate any certificate of occupancy affecting the any Facility, result in closure of the Business conducted at any Facility or result in the sale or transfer of all or any portion of any related certificate of need, bed rights or other similar certificate or license. During the Term, all inspection fees, costs and charges associated with a change of such licensure or certification (“Change of Licensure Costs”) shall be borne solely by Tenant. Notwithstanding the foregoing, except in the event that the Term has been terminated as a result of an Event of Default, Tenant shall not be responsible for any Change of Licensure Costs that would be ordinarily incurred by a new operator of any Facility under usual custom and practice in the applicable Business (e.g., application fees for licensure, costs of training personnel, legal costs in connection with the same), provided, however, that Tenant shall be required to effect any repairs to or modifications or Alterations of any Facility as may be necessary for a prospective new operator to obtain such licenses as may be required to operate the same consistent with Tenant's prior operation and otherwise in material compliance with all applicable laws. In all events, Tenant shall cooperate in good faith, at no out-of-pocket expense to itself, with the efforts of any prospective new operator of any Facility to obtain licensure.

           7.3        Preservation of Business. Tenant acknowledges that a fair return to Landlord on and protection of its investment in the Premises is dependent, in part, on Tenant's dedication to the Business and the concentration on each Facility of similar businesses of Tenant and its Affiliates in the geographical area of such Facility. Tenant further acknowledges that the diversion of residents or patient care activities from any Facility to other facilities owned or operated by Tenant or its Affiliates at any time during the Term will have a material adverse affect on the value and utility of such Facility. Therefore, Tenant agrees that during the Term and for a period of one (1) year thereafter, neither Tenant nor any of its Affiliates shall, without the prior written consent of Landlord: (i) operate, own, participate in or otherwise receive revenues from any other business providing services similar to those of the Business of any Facility within an eight (8) mile radius of such Facility, provided, however, that Tenant and its Affiliates may continue to operate, own, manage, participate in or otherwise receive revenues from any of the facilities listed on Schedule 4 (each an “Exempt Facility”) so long as, after the date hereof, no aspects of the operations or management of any Exempt Facility are changed in any manner that results in such Exempt Facility becoming more competitive with any Facility, provided, however that routine maintenance and capital expenditures in the ordinary course of business and minor variations in the number of beds or living units, as applicable, in such other facilities shall not be deemed to violate the foregoing, (ii) except as is necessary to provide residents or patients with an alternative level of care, recommend or solicit the removal or transfer of any resident or patient from any Facility to any other nursing, health care, senior housing or retirement housing facility or divert actual or potential residents, patients or care activities of the Business conducted at any Facility to any other facilities owned or operated by Tenant or its Affiliates or from which they receive any type of referral fees or other compensation for transfers, or (iii) employ for other businesses any management or supervisory personnel working on or in connection with any portion of the Business or any Facility.

           7.4        Coverage Ratio. Tenant shall not permit the ratio (the “Coverage Ratio”) of (i) Portfolio EBITDARM to (ii) Portfolio Rent Expense to be less that 1.2:1.0 for any fiscal quarter.

8.        Acceptance, Maintenance, Upgrade, Alteration and Environmental.

           8.1        Acceptance “AS IS”; No Liens. Tenant acknowledges it has leased, occupied and conducted operations at each Facility under the Meditrust Lease Documents, that it is presently engaged in operations like the Business conducted at each Facility in the state where such Facility is located and has expertise in such industry and, in deciding to enter into this Master Lease, has not relied on any representations or warranties, express or implied, of any kind from Landlord. Tenant has examined the condition of title to and thoroughly investigated the Premises, has selected the Premises to its own specifications, has concluded that no improvements or modifications to them are required in order to conduct the Business, and accepts them on an “AS IS” basis and assumes all responsibility and cost for the correction of any observed or unobserved deficiencies or violations. Notwithstanding its right to Protest set forth in Section 5.2, Tenant shall not cause or permit any lien, encumbrance, levy or attachment (a “Lien”), except a Permitted Tenant Property Lien (as defined below) and except as otherwise may be expressly permitted under this Master Lease, to be placed or assessed against any portion of the Premises or the operation thereof for any reason.

           8.2        Tenant's Maintenance Obligations. Tenant shall (a) keep and maintain the Premises in good appearance, repair and condition and maintain proper housekeeping, (b) promptly make all repairs (interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen) necessary to keep each Facility in good and lawful order and condition and in substantial compliance with all applicable requirements and laws relating to the Business conducted thereon, including if Tenant has elected to participate therein of if otherwise applicable certification for participation in Medicare and Medicaid, and (c) keep and maintain all Landlord and Tenant Personal Property in good condition, ordinary wear and tear excepted, and repair and replace such property consistent with prudent industry practice.

           8.3        Upgrade Expenditures.

           (a)        Tenant shall include with each Minimum Rent payment, starting with the twenty-fifth (25th) month of the Term, a deposit to be added to a reserve (the “CapEx Reserve”) equal to one-twelfth (1/12th) of the amount equal to (i) Two Hundred Fifty Dollars ($250) (as adjusted at the end of each Lease Year for increases since the Effective Date in the CPI, the “CapEx Amount”), multiplied by (ii) the aggregate number of living units or beds, as applicable, in all of the Facilities on the date such payment is due. This reserve shall bear interest, which shall be added to and become a part thereof. Landlord shall not be deemed to hold the same in trust or as an agent for Tenant. Tenant acknowledges that the impounding of such funds in the CapEx Reserve shall constitute a true escrow, and that Tenant has no, and hereby waives any, interest in or right or title to any funds escrowed pursuant to this Section 8.3, whether legal, equitable, beneficial or otherwise. From time to time, but not more often than once in any calendar month and provided that no Event of Default is then continuing, Landlord will pay to Tenant amounts from the CapEx Reserve to reimburse Tenant for Upgrade Expenditures made by Tenant during the prior rolling thirty-six (36) month period during the Term (or portion thereof), as reasonably determined by Landlord based on evidence of such expenditures submitted by Tenant (which shall be in substantially the same form utilized by Nationwide Health Properties and Tenant (or their respective affiliates) for such purposes); provided that such amount shall not exceed with respect to any individual Facility in any rolling thirty-six (36) month period during the Term, three (3) times the CapEx Amount multiplied by the average number of living units or beds, as applicable, in such Facility over such period. Landlord shall make the reimbursements to Tenant required hereunder within twenty-one (21) days after satisfaction of all conditions to such reimbursement. Upon reasonable advance request, Landlord may require Tenant to procure mechanic's lien waivers, in form and substance reasonably satisfactory to Landlord, in connection with any Upgrade Expenditures in excess of One Thousand Dollars ($1,000).

-14

“Upgrade Expenditures” means expenditures in commercially reasonable amounts to Persons not affiliated with Tenant for (i) upgrades or improvements to each Facility that have the effect of maintaining or improving its competitive position in its respective marketplace, including new or replacement wallpaper, tiles, window coverings, lighting fixtures, painting, upgraded landscaping, carpeting, architectural adornments, common area amenities and the like, but excluding capital improvements or repairs (including repairs or replacements of the roof, structural elements of the walls, parking area or the electrical, plumbing, HVAC or other mechanical or structural systems), and (ii) other improvements to each Facility as reasonably approved by Landlord, which shall include those matters, if any, that Landlord has approved in writing as of the Effective Date based on descriptions and budgets that Tenant has provided prior thereto. Any amount remaining in the CapEx Reserve at the expiration of the Term or earlier termination of this Master Lease shall be retained by Landlord as additional or supplemental Rent hereunder.

           (b)        Upon Landlord receiving the proceeds of both tranches of the mortgage loan to be made in connection with Landlord's acquisition of the Premises (collectively, the “Acquisition Loan”), Landlord shall fund Two Million Dollars ($2,000,000) (the “Initial CapEx Funding”) into the CapEx Reserve to be used in accordance with this Section 8.3(b). However, in the event that the Acquisition Loan is not funded on or before the date that is forty-five (45) days after the Effective Date, in lieu of the initial funding of the CapEx Reserve, Landlord shall make available to Tenant funds in the amount of Two Million Dollars ($2,000,000), which shall constitute the Initial CapEx Funding, and shall be used by Tenant for the purposes described herein. The Initial CapEx Funding shall made available to Tenant pursuant to the procedures described in Section 8.3(b) for purposes of reimbursing Tenant for expenses incurred only in connection with the capital expenditures described on Schedule 6 (the “Initial CapEx Items”). Landlord and Tenant acknowledge that the schedule attached as Schedule 6 as of the Effective Date is preliminary in nature and that Tenant may replace the same with a final schedule in form and substance reasonably acceptable to Landlord within forty-five (45) days after the Effective Date. Any portion of the Initial CapEx Funding remaining unused at the end of the twenty-fourth (24th) month of the Term shall be returned to Landlord and thereafter become unavailable to Tenant for the purposes described in this Section 8.3(b). Landlord's Investment shall be concurrently reduced by any amount so returned to Landlord, and Landlord shall promptly refund to Tenant the amount of Minimum Rent paid by Tenant in connection with such returned amount.

           8.4        Alterations by Tenant. Tenant may alter, improve, exchange, replace, modify or expand (collectively, including any work performed in connection with any Upgrade Expenditure, “Alterations”) the Facilities, equipment or appliances in the Premises from time to time as it may determine is desirable for the continuing and proper use and maintenance of the Premises; provided, that any Alterations (except for the Initial CapEx Items) in excess of Seven Hundred Fifty Dollars ($750) per bed or living unit, as applicable, with respect to any individual Facility in any rolling twelve (12) month period shall require Landlord's prior written consent; provided further, that any Alterations to the Premises must satisfy the requirements set forth in Sections 4(4).02 and .03 of Revenue Procedure 75-21, 1975-1 C.B. 715, as modified by Revenue Procedure 79-48, 1979-2 C.B. 529. All Alterations shall immediately become a part of the Premises and the property of Landlord subject to this Master Lease, and except to the extent that Landlord in its sole and absolute discretion agrees to fund them following Tenant's written request therefor, the cost of all Alterations or other purchases, whether undertaken as an on-going licensing, Medicare, Medicaid or other regulatory requirement, or otherwise shall be borne solely by Tenant. Any amounts so funded by Landlord shall (i) concurrently with such funding be added to Landlord's Investment, and (ii) shall not, unless expressly agreed by Landlord to the contrary, in its sole and absolute discretion, constitute Upgrade Expenditures. All Alterations shall be done in a good and workmanlike manner in compliance with all applicable laws and the insurance required under this Master Lease. Notwithstanding the foregoing, any equipment acquired by Tenant at Tenant's sole cost and expense that expands the services provided to the residents of any Facility, rather than replaces existing equipment at such Facility, or replaces existing Tenant Personal Property, or is otherwise permitted under Section 9.2, and that does not constitute a fixture (under the real property law of the State in which such Facility is located), shall constitute Tenant Personal Property subject to the security interest granted to Landlord in Section 9.2. So long as there is no continuing Event of Default, Tenant may remove at any time and dispose of the equipment described in the preceding sentence free and clear of an security interest of Landlord. Tenant further agrees to (x) periodically, but not less than once per fiscal quarter, provide Landlord with information regarding all Alterations and general maintenance activities that Tenant has engaged in or intends to engage in during the succeeding fiscal quarter with respect to the Premises, and (y) make appropriate officers available periodically for consultation with representatives of Landlord with respect to matters relating to ongoing Alterations to, and the general maintenance of, the Premises.

           8.5        Hazardous Materials. Tenant's use of the Premises (i) shall comply with all Hazardous Materials Laws, (ii) shall not result in any Hazardous Materials Claims and (iii) shall not involve any Environmental Activities. If (x) any Environmental Activities occur, (y) if Landlord or Tenant receive any notice of any Hazardous Materials Claims, or (z) if Tenant's use of any portion of the Premises results in any violation of any Hazardous Materials Law, or Landlord has a reasonable belief that any of the foregoing has occurred, then Tenant shall promptly obtain all permits and approvals necessary to remedy any such actual or suspected problem through the removal of Hazardous Materials or otherwise, and upon Landlord's approval of the remediation plan, remedy any such problem to the satisfaction of Landlord and all applicable governmental authorities, in accordance with all Hazardous Materials Laws and good business practices. Tenant shall immediately advise Landlord in writing of (a) any Environmental Activities, (b) any violation of any Hazardous Materials Laws; (c) any Hazardous Materials Claims against Tenant or any portion of the Premises; (d) any remedial action taken by Tenant in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about any portion of the Premises in violation of any Hazardous Materials Laws; (e) Tenant's discovery of any occurrence or condition on or in the vicinity of any portion of the Premises that materially increase the risk that any portion of the Premises is or will be exposed to Hazardous Materials; and (f) all communications to or from Tenant, any governmental authority or any other Person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to any portion of the Premises, including copies thereof. Notwithstanding any other provision of this Master Lease, if any Hazardous Materials are discovered on, under or about any portion of the Premises, or any violation of any Hazardous Materials Law or any Hazardous Materials Claim occurs, the Term shall be automatically extended and this Master Lease shall remain in full force and effect until the earlier to occur of the completion of all remedial action or monitoring, as approved by Landlord, in accordance with all Hazardous Materials Laws, or the date specified in a written notice from Landlord to Tenant terminating this Master Lease (which date may be subsequent to the date upon which the Term was to have expired). Landlord shall have the right, at Tenant's sole cost and expense (including, without limitation, Landlord's reasonable attorneys' fees and costs) and with counsel chosen by Landlord, to join, participate in and direct, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims.

      9.        Tenant Property and Security Interest; Landlord Personal Property.

           9.1        Tenant Property. Tenant shall obtain, install, maintain and update all items of furniture, fixtures, supplies and equipment not included as Landlord Personal Property as shall be necessary or reasonably appropriate to operate each Facility in compliance with this Master Lease “Tenant Personal Property” and with “Tenant Intangible Property”, “Tenant Property”). “Tenant Intangible Property” means all the following at any time owned by Tenant in connection with its use of any portion of the Premises: Medicare, Medicaid and other accounts and proceeds thereof; rents, profits, income or revenue derived from such operation or use; all documents, chattel paper, instruments, contract rights (including contracts with residents, employees and third-party payors), deposit accounts, general intangibles and choses in action; refunds of any Taxes or Other Charges; licenses and permits necessary or desirable for Tenant's use of any portion of the Premises, including any applicable certificate of need or other similar certificate, and the exclusive right to transfer, move or apply for the foregoing and manage the Business conducted at any portion of the Premises (including the right to apply for permission to reduce the licensed bed complement, take any of the licensed beds out of service or move the beds to a different location); and the right to use, at no cost, expense or royalty, for up to three (3) years following the termination of this Master Lease for any reason other than the expiration of the then Term or the default by Landlord, the names “Clare Bridge,” “Wynwood” and “Sterling House” and all reasonable variations and replacements or substitutions thereof.

           9.2        Landlord's Security Interest and Financing Statements.

           (a)        The parties intend that if Tenant defaults under this Master Lease, Landlord will control the Tenant Personal Property and the Tenant Intangible Property (to the extent assignable in accordance with applicable law and with the applicable terms and provisions thereof) so that Landlord or its designee can operate or re-let each Facility and associated personal property intact for use as a licensed facility engaged in the applicable Business. Therefore, to implement the intention of the parties, and for the purpose of securing the payment and performance of Tenant's obligations under this Master Lease, Tenant, as debtor, hereby grants to Landlord, as secured party, a security interest in and an express contractual Lien upon, all of Tenant's right, title and interest in and to the Tenant Personal Property and the Tenant Intangible Property (to the extent assignable in accordance with applicable law and with the applicable terms and provisions thereof) and any and all products and proceeds thereof, in which Tenant now owns or leases or hereafter acquires an interest or right, but expressly excluding Excluded Tenant Property except to the extent provided to the contrary in Section 9.2(b). This Master Lease constitutes a security agreement covering all such Tenant Personal Property and Tenant Intangible Property (to the extent assignable in accordance with applicable law), and Tenant shall keep such Tenant Property free and clear of all Liens other than Liens in favor of Landlord and, with respect to Excluded Tenant Property (as defined below) only, Permitted Tenant Property Liens (as defined below). This security interest and agreement shall survive the termination of this Master Lease resulting from an Event of Default. Tenant shall pay all filing and reasonable record search fees and other costs for such additional security agreements, financing statements, fixture filings and other documents as Landlord may reasonably require to perfect or continue the perfection of its security interest.

           (b)        Subject to the other provisions of this Section 9.2, Tenant may obtain, install and maintain and update Excluded Tenant Property, and may grant security interests and other Liens (“Permitted Tenant Property Liens”) in any Excluded Tenant Property to Persons other than Landlord. “Excluded Tenant Property” shall mean personal property for each Facility the aggregate value of which does not exceed the lesser of One Hundred Twenty Five Thousand Dollars ($125,000) or Three Thousand Dollars ($3,000) per bed or living unit, as applicable, in such Facility, and which shall be strictly limited to: buses, vans and other vehicles; photocopy machines, fax machines and personal computers; and employee cell phones and pagers.

           9.3        Landlord Personal Property. Landlord and Tenant acknowledge that, as of the Effective Date, the Premises does not include any Landlord Personal Property. In the event that Landlord, in its sole and absolute discretion, funds the acquisition of any personal property by Tenant after the Effective Date, all such personal property shall be considered Landlord Personal Property.

      10.        Financial, Management and Regulatory Reports. Tenant shall provide Landlord (and, upon Landlord's prior request, to any lender of Landlord) with the reports listed in Exhibit F at the time described therein and such other information about it or the operations of the Premises and Business as Landlord may reasonably request from time to time. All financial information provided shall be prepared in accordance with generally accepted accounting principles consistently applied. If Tenant or any Guarantor becomes subject to any reporting requirements of the Securities and Exchange Commission during the Term, it shall concurrently deliver to Landlord such reports as are delivered pursuant to applicable securities laws. Tenant acknowledges that the failure to furnish Landlord with any of the statements required by this Section 10 will cause Landlord to incur costs and expenses not contemplated under this Master Lease; therefore, if Tenant fails to furnish Landlord with any of the materials as and when required under this Section 10, Tenant shall pay to Landlord upon demand the sum of Five Hundred Dollars ($500.00) for each such failure.

      11.        Representations and Warranties.

           11.1        By Landlord. Landlord represents and warrants to Tenant that:

           (a)        this Master Lease and all other documents executed or to be executed by Landlord in connection herewith have been duly authorized and shall be binding upon Landlord;

           (b)        each entity comprising Landlord is duly formed, validly existing and in good standing under the laws of the State of its formation and is duly authorized and qualified to perform this Master Lease within the state(s) where any portion of the Premises is located; and

           (c)        neither this Master Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of any entity comprising Landlord.

           11.2        By Tenant. Tenant represents and warrants to Landlord that:

           (a)        this Master Lease and all other documents executed or to be executed by Tenant in connection herewith have been duly authorized and shall be binding upon Tenant;

           (b)        each entity comprising Tenant is duly formed, validly existing and in good standing under the laws of the State of its formation and one or both of such entities is duly authorized and qualified to perform this Master Lease within the State(s) where any portion of the Premises is located;

           (c)        neither this Master Lease nor any other document executed or to be executed by Tenant or Guarantor in connection herewith violates the terms of any other agreement of any entity comprising Tenant;

           (d)        all documents, plans, surveys and other data or information, including financial data and information, prepared by or on behalf of Tenant and provided by or on behalf of Tenant to Landlord in connection with the transactions contemplated in this Master Lease, including Schedule 2, are true, correct and complete in all material respects and disclose all material facts with no material omissions with respect thereto;

           (e)        Tenant holds good and marketable title to, and the entire right, title, and interest in, the Tenant Property, free and clear of any and all leases, Liens, encumbrances, or other liabilities, except, with respect to the Excluded Tenant Property only, the Permitted Tenant Property Liens and as otherwise permitted under Section 9.2;

           (f)        there are no Liens encumbering title to any of the Facilities arising by, through or under Tenant;

           (g)        each Facility has available to its boundaries adequate utilities, including without limitation, adequate water supply, storm and sanitary sewage facilities, telephone, gas, electricity and fire protection, as is required for the operation of such Facility as contemplated under this Master Lease;

           (h)        except to the extent set forth to the contrary on Schedule 5, to the best of Tenant's knowledge, the improvements at each Facility and each portion thereof (i) have been constructed in a good and workmanlike manner, free from material defects and in material compliance with all applicable laws, and (ii) are in good condition and repair, free from material defects and in material compliance with all applicable laws and CC&R's;

           (i)        except to the extent set forth to the contrary on Schedule 5, to the best of Tenant's knowledge, each Facility is properly zoned for its current use and intended use hereunder, and the real property comprising each Facility and the operation and use thereof, including all boundary line adjustments to such real property, materially comply with all applicable laws including laws concerning the subdivision of real property;

           (j)        except to the extent set forth to the contrary on Schedule 5, to the best of Tenant's knowledge, there are not now, and have not been during Tenant's occupancy of the Premises under the Meditrust Lease Documents, (i) any Hazardous Materials installed or stored in or otherwise present or existing at, on, in or under any Facility, (ii) any Environmental Activities, (iii) any Hazardous Materials Claims, and (iv) any violation of any Hazardous Materials Law affecting any Facility;

           (k)        except to the extent set forth to the contrary on Schedule 5, to the best of Tenant's knowledge, there are no soil conditions adversely affecting any Facility;

           (l)        except to the extent set forth to the contrary on Schedule 5, Tenant has received no notice and to the best of its knowledge has no knowledge that (i) any government agency or any employee or official thereof considers that the conduct of the Business at any Facility, or the operation or use of any Facility for its current use, has failed or will fail to materially comply with any applicable law, (ii) any investigation has been commenced or is contemplated respecting any such possible or actual failure of the Business conducted at any Facility, or the operation or use of any Facility for its current use, to materially comply with any applicable law, other than routine deficiencies noted in connection with licensing surveys and inspections, each of which is or shall promptly be addressed in an appropriate plan of correction in accordance with applicable law, and (iii) there are any unsatisfied requests for repairs, restorations or alterations with regard to the any Facility from any person, entity or authority, including, any lender, insurance carrier or governmental authority, other than routine deficiencies noted in connection with licensing surveys and inspections, each of which is or shall promptly be addressed in an appropriate plan of correction in accordance with applicable law;

           (m)        except to the extent set forth to the contrary on Schedule 5, there are no material actions, suits or proceedings pending or threatened before or by any judicial, administrative or union body, any arbiter or any governmental authority, against or affecting Tenant, or any Facility or any portion thereof or the transactions contemplated by, or the enforceability of, this Master Lease, and there are no existing or, to the best of Tenant's knowledge, proposed or threatened eminent domain or similar proceedings which would affect title or access to any Facility in any manner whatsoever;

          (n)        Tenant or Guarantor has obtained and holds all consents, approvals, licenses, permits and other permissions related to leasing the Facilities from Landlord, operating the Facilities as contemplated under this Master Lease and conducting the Business thereon and the other the matters and transactions contemplated herein as are required of Tenant or Guarantor under any applicable law;

          (o)        except to the extent set forth to the contrary on Schedule 5, immediately prior to the Effective Date (i) there were no existing breaches of or defaults or events of default under any Meditrust Lease Document by any entity comprising Tenant or, to the best of Tenant's knowledge, by any entity comprising Meditrust Landlord, and (ii) all rent, taxes, expenses and other charges owed by any Tenant under any Meditrust Lease Document to Meditrust Landlord or any other Person have been paid or otherwise satisfied;

           (p)        (i) the Manlius Financing Documents constitute all of the documents, instruments and agreements evidencing, securing or setting forth the terms and provisions of the indebtedness secured by the Manlius Facility, and (ii) the outstanding principal balance of the Manlius Financing after application of the April 1, 2002 payment due thereon is Eight Hundred Fifty-Seven Thousand One Hundred Ninety-Four and 99/100 Dollars ($857,194.99).

      12.        Events of Default. The occurrence of any of the following events will constitute an “Event of Default” on the part of Tenant, and there shall be no cure period therefor except as otherwise expressly provided:

           (a)        Tenant's failure to pay at or before 3:00 p.m. (California time) on the second (2nd) business day after the date when due any Rent, Taxes, Other Charges or other payments required under this Master Lease;

           (b)        (i) Subject to the provisions of Section 7.1(c), at any time that the Coverage Ratio for the immediately preceding calendar quarter was less than 1.4:1.0, the revocation, suspension or material limitation of any license required for the operation of any portion of the Business or any portion of the Premises or, if Tenant has elected to participate therein or if otherwise required by applicable law, the certification of any portion of the Premises for provider status under Medicare or Medicaid (together with the events described in Section 12(c), each a “Loss of Licensure”); (ii) the closure of any portion of the Business; (iii) the sale or transfer of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to any portion of the Business or any portion of the Premises; and (iv) the use of any portion of the Premises other than for a licensed facility engaged in the applicable Business and for ancillary services relating thereto, (each a “Catastrophic Event of Default”);

           (c)        Subject to the provisions of Section 7.1(c), at any time that the Coverage Ratio for the immediately preceding calendar quarter was less than 1.4:1.0, any other material suspension, termination or restriction (other than restrictions of general applicability imposed on the Business or under licenses necessary to conduct the Business) placed upon Tenant, any portion of the Premises, any portion of the Business or the ability to admit residents or patients (e.g., an admissions ban or non-payment for new admissions by Medicare or Medicaid (provided Tenant has elected to participate therein or the same is otherwise required by law) resulting from an inspection survey), and such suspension, termination or restriction continues for more than sixty days (60) after imposition thereof;

           (d)        A material default by Tenant or any Guarantor or any Affiliate of either under (i) the Guaranty, the LC Agreement, the Stock Pledge, (ii) any other lease, agreement or obligation between it and Landlord or any of its Affiliates which is not cured within any applicable cure period specified therein, (iii) any other lease agreement or obligation between it and Nationwide Health Properties, Inc. (“NHP”) or any of its Affiliates, provided that NHP is then a member of JER/NHP Senior Housing, LLC, or (iv) under any other obligation in excess of One Million Dollars ($1,000,000) under any other lease or financing agreement with any other party and with respect to which such party has accelerated such obligation or has otherwise exercised any material remedy as a result of such material default, which material default has not been waived or cured in accordance with the applicable agreement;

           (e)        (i) Any material misstatement or omission of fact in any written report, notice or communication from Tenant or any Guarantor to Landlord with respect to Tenant, any Guarantor, the Premises or the Business, or (ii) any representation or warranty made by Tenant in this Master Lease, proves to have been false, incorrect, misleading or incomplete when made;

           (f)        The failure to perform or comply with (i) the provisions of Section 6, or (ii) the provisions of Section 16;

           (g)        (i) Tenant or any Guarantor shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment of all or substantially all of its property for the benefit of creditors; (ii) a receiver, trustee or liquidator shall be appointed for either of them or any of their property, if within three (3) business days of such appointment Tenant does not inform Landlord in writing that they intend to cause such appointment to be discharged or such discharge is not diligently prosecuted to completion within sixty (60) days after the date of such appointment; (iii) the filing by either of them of a voluntary petition under any federal bankruptcy or state law to be adjudicated as bankrupt or for any arrangement or other debtor's relief; or (iv) the involuntary filing of such a petition against either of them by any other party, unless Tenant within three (3) business days of such filing informs Landlord in writing of their intent to cause such petition to be dismissed, such dismissal is diligently prosecuted and such petition is dismissed within ninety (90) days after filing; or

           (h)        The failure to perform or comply with any other provision of this Master Lease not requiring the payment of money and not set forth in Sections 12(b)-(g) above unless (i) within three (3) business days of Tenant's receipt of a notice of default from Landlord, Tenant gives Landlord notice of its intent to cure such default; and (ii) Tenant cures it either (x) within thirty (30) days after such notice from Landlord or (y) if such default cannot with due diligence be so cured because of the nature of the default or delays beyond the control of Tenant and cure after such period will not have a materially adverse effect upon any portion of the Premises or any portion of the Business, then such default shall not constitute an Event of Default if Tenant uses its best efforts to cure such default by promptly commencing and diligently pursuing such cure to the completion thereof and cures it within one hundred twenty (120) days after such notice from Landlord.

13.        Remedies. Upon the occurrence of an Event of Default, Landlord may exercise all rights and remedies under this Master Lease and the laws of the state(s) where the Premises are located that are available to a lessor of real and personal property in the event of a default by its lessee, and as to the Tenant Property, all remedies granted under the laws of such state(s) to a secured party under its Uniform Commercial Code. Landlord shall have no duty to mitigate damages unless required by applicable law and shall not be responsible or liable for any failure to relet any of the Premises or to collect any rent due upon any such reletting. Tenant shall pay Landlord, immediately upon demand, all expenses incurred by it in obtaining possession and reletting any of the Premises, including fees, commissions and costs of attorneys, architects, agents and brokers.

           13.1        General. Without limiting the foregoing, Landlord shall have the right (but not the obligation) to do any of the following upon an Event of Default: (a) sue for the specific performance of any covenant of Tenant as to which it is in breach; (b) enter upon any portion of the Premises, terminate this Master Lease, dispossess Tenant from the Premises and/or collect money damages by reason of Tenant's breach, including the acceleration of all Rent which would have accrued after such termination and all obligations and liabilities of Tenant under this Master Lease which survive the termination of the Term; (c) elect to leave this Master Lease in place and sue for Rent and other money damages as the same come due; (d) (before or after repossession of the Premises pursuant to clause (b) above and whether or not this Master Lease has been terminated) relet any portion of the Premises to such tenant(s), for such term(s) (which may be greater or less than the remaining balance of the Term), rent, conditions (which may include concessions or free rent) and uses as it may determine in its sole discretion and collect and receive any rents payable by reason of such reletting; and (e) sell any Tenant Property in a non-judicial foreclosure sale.

           13.2        Tenant Repurchase/Receivership. Tenant acknowledges that a Catastrophic Event of Default will materially and irreparably impair the value of Landlord's investment in the Premises. Therefore, in addition to its other rights and remedies, upon a Catastrophic Event of Default Landlord shall have the right to put the applicable Facility and associated Landlord Personal Property, if any, to Tenant (the “Put”) and/or, as permitted and provided by applicable law, petition any appropriate court for the appointment of a receiver to take possession of the Premises or applicable Facility, to manage the operation of the Premises or applicable Facility, to collect and disburse all rents, issues, profits and income generated thereby and to the extent applicable and possible, to preserve or replace any affected license or provider certification for the Premises or applicable Facility or to otherwise substitute the licensee or provider thereof (the “Receivership”). If Landlord exercises the Put, Tenant shall purchase the applicable portion of the Premises from Landlord for a cash price equal to the greater of, as attributable to the applicable portion of the Premises (a) Landlord's Investment plus the product of Landlord's Investment multiplied by the Initial Term Applicable Rate or Renewal Term Applicable Rate then in effect, or (b) Fair Market Value on the date of Landlord's notice of exercise (the “Put Exercise Date”) as established pursuant to Exhibit C but assuming that such Catastrophic Event of Default did not then exist, plus all of Landlord's attorneys' fees, costs and expenses incurred in connection with the Put and the attendant Catastrophic Event. Such purchase shall be consummated at Tenant's expense within one hundred twenty (120) days of the Put Exercise Date through an escrow at a national title company selected by Landlord using the title company's standard sale escrow instructions, without representations or warranties, any due diligence or other contingencies in favor of the buyer, and providing that Landlord shall deliver to Tenant title to the applicable portion of the Premises subject only to the applicable title exceptions shown in Exhibit D (the “Permitted Exceptions”). If Landlord commences the Receivership, the receiver shall be paid a reasonable fee for its services and all such fees and other expenses of the Receivership shall be paid in addition to, and not in limitation of, the Rent otherwise due to Landlord hereunder. Tenant irrevocably consents to the Receivership upon a Catastrophic Event of Default and thus stipulates to and agrees not to contest the appointment of a receiver under such circumstances and for such purposes. Landlord's right and remedy to obtain a Receivership pursuant to this Section 13.2 shall not prevent, limit or otherwise impair Landlord from seeking or obtaining the appointment of a receiver upon any Event of Default other than a Catastrophic Event of Default with respect to all or any portion of the Premises in accordance with applicable law.

           13.3        Remedies Cumulative; No Waiver. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Any notice or cure period provided herein shall run concurrently with any provided by applicable law. No failure of Landlord to insist at any time upon the strict performance of any provision of this Master Lease or to exercise any option, right, power or remedy contained herein shall be construed as a waiver, modification or relinquishment thereof as to any similar or different breach (future or otherwise) by Tenant. Landlord's receipt of any rent or other sum due hereunder (including any late charge) with knowledge of any breach shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Master Lease shall be effective unless expressed in a writing signed by it.

          13.4        Performance of Tenant's Obligations. If Tenant at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Master Lease, after expiration of applicable notice or cure periods as expressly provided herein, if any, then Landlord may, without waiving or releasing Tenant from any obligations or default hereunder, make such payment or perform such act for the account and at the expense of Tenant, and enter upon any portion of the Premises for the purpose of taking all such action as may be reasonably necessary. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all necessary and incidental costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the performance of any such act by it, together with interest at the Agreed Rate from the date of the making of such payment or the incurring of such costs and expenses, shall at Landlord's option, which may be exercised in Landlord's sole and absolute discretion, either be payable by Tenant to Landlord on demand or added to Landlord's Investment.

      14.        Provisions on Termination.

           14.1        Surrender of Possession. On the expiration of the Term or earlier termination or cancellation of this Master Lease (the “Termination Date”), Tenant shall deliver to Landlord or its designee possession of (a) each Facility and associated Landlord Personal Property, if any, in a neat and clean condition and in as good a condition as existed at the date of their possession and occupancy pursuant to this Master Lease, ordinary wear and tear excepted, (b) a fully operational Business at each Facility including, at Tenant's sole cost except to the extent provided to the contrary in Section 7.2, any Alterations necessitated by, or imposed in connection with, a change of ownership inspection survey for the transfer of operation of any portion of the Premises to Landlord or its designee, and (c) provided that Landlord or its designee executes an agreement, in form and substance reasonably acceptable to such party, confirming its obligation to maintain such records for a period equal to the longer of (i) the applicable statute of limitations, or (ii) the period required by applicable law, all patient charts and resident records along with appropriate resident consents if necessary and copies of all its books and records relating to the Business and the Premises. Accordingly, Tenant shall not at any time during or after the Term seek to transfer, surrender, allow to lapse, or grant any security interest or any other interest in and to the licenses, permits or certifications relating to any portion of the Business or any portion of the Premises, nor shall Tenant commit or omit any act that would jeopardize any portion of the Business or any licensure or certification of any portion of the Premises. Tenant shall cooperate fully with Landlord or its designee in transferring or obtaining all necessary licenses and certifications for Landlord or its designee, and Tenant shall comply with all requests for an orderly transfer of the Business, Facility licenses, and Medicare and Medicaid certifications and possession at the time of its surrender of the Premises to Landlord or its designee. Subject to all applicable laws and to the applicable limitations set forth in Section 14.3, Tenant hereby assigns, effective upon the Termination Date, all rights to operate the facility to Landlord or its designee including all required licenses and permits and all rights to apply for or otherwise obtain them, and all other nonproprietary Tenant Intangible Property relating to any portion of the Premises.

           14.2        Removal of Tenant Personal Property. Provided that no Event of Default then exists, in connection with the surrender of the Premises, Tenant may upon at least five (5) business days prior notice to Landlord remove from the Premises in a workmanlike manner all Tenant Personal Property, leaving the Premises in good and presentable condition and appearance, including repair of any damage caused by such removal; provided that Landlord shall have the right and option, subject to the approval of any lienholder permitted under Section 9.2, to purchase the Tenant Personal Property (other than the Excluded Tenant Property) for its then net book value during such five (5) business day notice period, in which case Tenant shall so convey the Tenant Personal Property (other than the Excluded Tenant Property) to Landlord by executing a bill of sale in a form reasonably required by Landlord. If there is any Event of Default then existing, Tenant will not remove any Tenant Personal Property (including the Excluded Tenant Personal Property) from the Premises and instead will, on demand from Landlord, convey it to Landlord for no additional consideration by executing a bill of sale in a form reasonably required by Landlord. Title to any Tenant Personal Property which is not removed by Tenant as permitted above upon the expiration of the Term shall, at Landlord's election, vest in Landlord; provided, however, that Landlord may remove and store or dispose at Tenant's expense any or all of such Tenant Personal Property which is not so removed by Tenant without obligation or accounting to Tenant.

           14.3        Management of Premises. Commencing on the Termination Date, Landlord or its designee, upon written notice to Tenant, may elect to assume the responsibilities and obligations for the management and operation of the Business and Tenant agrees to cooperate fully to accomplish the transfer of such management and operation without interrupting the operation of the Business. Tenant agrees that Landlord or its designee may operate the Business under Tenant's licenses and certifications to the extent allowed under applicable law pending the issuance of new licenses and certifications to Landlord or its designee. Tenant shall not commit any act or be remiss in the undertaking of any act that would jeopardize any licensure or certification of any portion of the Premises, and Tenant shall comply with all requests for an orderly transfer of any and all facility and other licenses, Medicare and Medicaid certifications to the extent that Tenant is participating therein and possession of the Premises at the time of any such surrender.

           14.4        Holding Over. If Tenant shall for any reason remain in possession of any portion of the Premises after the Termination Date, such possession shall be a month-to-month tenancy during which time Tenant shall pay as rental on the first (1st) business day of each month one and one-half (1½) times the total of the monthly Minimum Rent payable with respect to the last Lease Year plus all additional charges accruing during the month and all other sums, if any, payable by Tenant pursuant to this Master Lease. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the Termination Date, nor shall anything contained herein be deemed to limit Landlord's remedies.

           14.5        Survival. All representations, warranties, covenants and other obligations of Tenant under this Master Lease shall survive the Termination Date.

      15.        Certain Landlord Rights.

           15.1        Entry and Examination of Records. Landlord and its representatives may enter any portion of the Premises at any reasonable time after reasonable notice to Tenant to inspect the Premises for compliance, to exhibit the Premises for sale, lease or mortgaging, or for any other reason; provided that no such notice shall be required in the event of an emergency, upon an Event of Default or to post notices of non-responsibility under any mechanic's or materialman's lien law. No such entry shall unreasonably interfere with residents, patients, patient care or the Business. During normal business hours, Tenant will permit Landlord and its representatives, inspectors and consultants to examine all contracts, books and financial and other records (wherever kept) relating to Tenant's operations at any portion of the Premises.

           15.2        Grant Liens; Change in Zoning. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Lien, title retention agreement, or other encumbrance upon the Premises, or any portion thereof or interest therein (including this Master Lease), whether to secure any borrowing or other means of financing or refinancing or otherwise. Without the consent of Tenant, Landlord may from time to time directly or indirectly, create or otherwise cause to exist any restrictive covenant or easement upon the Premises, or accede to a change in the zoning of any portion of the Premises, so long as such covenant, easement or change would not have a material adverse effect on the Business or other activities of Tenant conducted thereon pursuant to the terms of this Master Lease.

           15.3        Subordination, Attornment and Nondisturbance. Upon the request of Landlord, Tenant shall subordinate this Master Lease to the Lien of any encumbrance consented to by Landlord pursuant to Section 15.2. Any such encumbrance, or an ancillary agreement in connection therewith, shall provide, subject to customary limitations and exceptions (a) that so long as no Event of Default shall exist, (i) it is subject to the rights of Tenant under this Master Lease, and (ii) that Tenant's occupancy hereunder, including Tenant's right of quiet enjoyment provided herein, shall not be disturbed if any Person (a “Foreclosure Purchaser”) takes possession of the applicable portion of the Premises through foreclosure proceeding or otherwise, and (b) that Tenant shall attorn to any Foreclosure Purchaser.

           15.4        Estoppel Certificates. Tenant and Landlord shall, at any time upon not less than five (5) days prior written request by the other party, have an authorized representative execute, acknowledge and deliver to the requesting party or its designee a written statement certifying (a) that this Master Lease, together with any specified modifications, is in full force and effect, (b) the dates to which Rent and additional charges have been paid, (c) that no default by either party exists or specifying any such default and (d) as to such other matters as the requesting may reasonably request.

           15.5        Conveyance Release. Landlord or any successor owner may sell or transfer all or any portion of the Premises or assign in whole or in part this Master Lease in its sole and absolute discretion, which shall in each case include an assignment and delivery to the purchaser or assignee of all funds then held in escrow pursuant to this Master Lease (or the allocable portion thereof), and upon any such sale or transfer, they shall thereupon be released from all future liabilities and obligations under this Master Lease arising or accruing from and after the date of such conveyance or other transfer, which instead shall thereupon be binding upon the new owner.

      16.        Assignment and Subletting. Without the prior written consent of Landlord, which may be withheld or conditioned at its sole discretion, this Master Lease shall not, nor shall any interest of Tenant herein, be assigned or encumbered by operation of law, nor shall Tenant voluntarily or involuntarily assign, mortgage, encumber or hypothecate any interest in this Master Lease or sublet any portion of the Premises except (i) in the ordinary course of Tenant's business to residents or occupants of such Facility or their immediate family members using Tenant's standard form occupancy lease for the State in which the applicable Facility is located (in the form approved by the regulatory agency having jurisdiction thereover), and (ii) for incidental subleases and occupancy agreements to providers of incidental services to residents (such as physical therapists or beauty shops) which (A) do not exceed in the aggregate for any single Facility more than one hundred (100) square feet within such Facility, and (B) with respect to any individual sublease or occupancy agreement, does not exceed one (1) year in duration (including any available renewal or extension terms). Any of the foregoing acts without such consent shall be void and shall, at Landlord's sole option, constitute an Event of Default giving rise to Landlord's right, among other things, to terminate this Master Lease. An assignment of this Master Lease by Tenant shall be deemed to include: (a) entering into a management or similar agreement relating to the operation or control of any portion of the Premises with a Person that is not an Affiliate of Tenant; (b) any change (voluntary or involuntary, by operation of law or otherwise, including the transfer, assignment, sale, hypothecation or other disposition of any equity interest in Tenant) in the Person that ultimately exert effective Control over the management of the affairs of Tenant as of the date hereof; provided that an initial public offering of Tenant or a change in the ownership of Guarantor shall not be deemed to be an assignment of the Master Lease so long as thereafter less than twenty-five percent (25%) of the voting stock of Tenant or Guarantor, respectively, is held by any Person or related group that did not have such ownership prior thereto; or (c) the sale or other transfer of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to any portion of the Business or any portion of the Premises. Notwithstanding the foregoing, Tenant may, without Landlord's prior written consent, assign this Master Lease or sublet the Premises or any portion thereof to an Affiliate of Tenant or any Guarantor if all of the following are first satisfied: (w) such Affiliate fully assumes Tenant's obligations hereunder; (x) Tenant remains fully liable hereunder and any Guarantor remains fully liable under its guaranty; (y) the use of the applicable portion of the Premises remains unchanged; and (z) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof. In no event shall Tenant sublet any portion of the Premises on any basis such that the rental to be paid by the sublessee would be based, in whole or in part, on either the income or profits derived by the business activities of the sublessee, or any other formula, such that any portion of the sublease rental received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the U.S. Internal Revenue Code, or any similar or successor provision thereto.

      17.        Damage by Fire or Other Casualty. Tenant shall promptly notify Landlord of any damage or destruction of any portion of the Premises and diligently repair or reconstruct such portion of the Premises to a like or better condition than existed prior to such damage or destruction. Any net insurance proceeds payable with respect to the casualty shall be used for the repair or reconstruction of the applicable portion of the Premises pursuant to reasonable disbursement controls in favor of Landlord. If such proceeds are insufficient, Tenant shall provide the required additional funds; if they are more than sufficient, the surplus shall belong and be paid to Tenant. Tenant shall not have any right under this Master Lease, and hereby waives all rights under applicable law, to abate, reduce or offset rent by reason of any damage or destruction of any portion of the Premises by reason of an insured or uninsured casualty.

      18.        Condemnation. Except as provided to the contrary in this Section 18, this Master Lease shall not terminate and shall remain in full force and effect in the event of a taking or condemnation of the Premises, or any portion thereof, and Tenant hereby waives all rights under applicable law to abate, reduce or offset rent by reason of such taking. If during the Term all or substantially all (a “Complete Taking”) or a smaller portion (a “Partial Taking”) of any Facility is permanently taken or condemned by any competent public or quasi-public authority, then (a) in the case of a permanent Complete Taking, Tenant may at its election made within thirty (30) days of the effective date of such Taking, terminate this Master Lease with respect to such Facility and the current Rent shall be prorated as of the effective date of such termination, or (b) in the case of a permanent Partial Taking, the Rent shall be abated to the same extent as the resulting diminution in Fair Market Value of the portion of the Premises taken. The award payable upon a Complete Taking shall be allocated (i) as provided by the taking authority, (ii) in the absence thereof, as agreed by the parties, or (iii) failing such agreement within thirty(30) days after the effective date of such Taking, pursuant to the appraisal procedure described in Exhibit C. The resulting diminution in Fair Market Value on the effective date of a Partial Taking shall be as established pursuant to Exhibit C. Landlord alone shall be entitled to prosecute, litigate, compromise and settle any condemnation claim, any Complete Taking or any Partial Taking, and to receive and retain any award for a Partial Taking.

      19.        Indemnification. Tenant agrees to protect, indemnify, defend and save harmless Landlord, its directors, officers, shareholders, agents and employees from and against any and all foreseeable or unforeseeable liability, expense, loss, cost, deficiency, fine, penalty or damage (including consequential or punitive damages) of any kind or nature, including reasonable attorneys' fees, from any suits, claims or demands, on account of any matter or thing, action or failure to act arising out of or in connection with this Master Lease, the Premises or the operations of Tenant on any portion of the Premises, including (a) the breach by Tenant of any of its representations, warranties, covenants or other obligations hereunder, (b) any Protest, (c) all known and unknown Environmental Activities on any portion of the Premises, Hazardous Materials Claims or violations by Tenant of a Hazardous Materials Law with respect to any portion of the Premises, and (d) upon or following the Termination Date, the correction of all deficiencies of a physical nature identified by, and any liability assessed or asserted by, any governmental agency or Medicare or Medicaid providers (but only to the extent Tenant was, or was required pursuant to applicable law to be, participating in the same as of the termination date) as a result of or arising out of or in connection with this Master Lease or the related change of ownership inspection and audit (including any overpayment to any Medicare, Medicaid or other third-party payor), except to the extent that Tenant is not responsible therefor pursuant to Section 7.2. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Landlord believes is covered by this indemnity, it shall give Tenant notice of the matter. If Landlord does not elect to defend the matter with its own counsel at Tenant's expense, Tenant shall then defend Landlord at Tenant's expense (including Landlord's reasonable attorneys' fees and costs) with legal counsel satisfactory to Landlord

      20.        Attorneys Fees; Disputes. If any party brings any action to interpret or enforce this Master Lease, or for damages for any alleged breach, the prevailing party shall be entitled to reasonable attorneys' fees and costs as awarded by the court in addition to all other recovery, damages and costs. EACH PARTY HEREBY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS MASTER LEASE, INCLUDING RELATIONSHIP OF THE PARTIES, TENANT'S USE AND OCCUPANCY OF ANY PORTION OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY. All disputes arising under or relating to this Master Lease shall be brought and litigated in the state and/or federal courts in Orange County, California and all related appellate courts, and Landlord and Tenant hereby consent to the jurisdiction of such courts.

           21.        Notices. All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Master Lease shall be in writing and sent by personal delivery, U. S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:
If to Tenant:

c/o Alterra Healthcare Corporation
10000 Innovation Drive
Milwaukee, Wisconsin 53226
Attention: Mark W. Ohlendorf
Fax No. (414) 918-5055

With a copy to:
Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, N.E.
Atlanta, Georgia 30303-1601
Attention: Miriam J. Dent
Fax No. (404) 525-2224

 If to Landlord:
Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California 92660-6429
Attention: President and General Counsel
Fax No. (949) 759-6876

And:
JER Partners
1650 Tysons Boulevard, Suite 1600
McLean, Virginia 22101
Attention: Paul A. Froning
Facsimile: (703) 714-8060 and
Attention: Daniel T. Ward, Esq.
Facsimile: (703) 714-8102
 With a copy to:
O'Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660-6429
Attention: Steven L. Edwards
Fax No. (949) 823-6994
And:
Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067
Attention: Stevens A. Carey, Esq.
Facsimile: (310) 201-8922
A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier's proof of delivery or, if not so delivered, on the day received (provided that such notice or instrument shall be deemed received on the next succeeding business day if received after 5:00 p.m. (local time)). Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party. Notice to any one co-Tenant shall be deemed notice to all co-Tenants.

      22.        Miscellaneous. Since each party has been represented by counsel and this Master Lease has been freely and fairly negotiated, all provisions shall be interpreted according to their fair meaning and shall not be strictly construed against any party. While nothing contained in this Master Lease should be deemed or construed to constitute an extension of credit by Landlord to Tenant, if a portion of any payment made to Landlord is deemed to violate any applicable laws regarding usury, such portion shall be held by Landlord to pay the future obligations of Tenant as such obligations arise and if Tenant discharges and performs all obligations hereunder, such funds will be reimbursed (without interest) to Tenant on the Termination Date. If any part of this Master Lease shall be determined to be invalid or unenforceable, the remainder shall nevertheless continue in full force and effect. Time is of the essence, and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a Saturday, Sunday or federal holiday, then such period or date shall be extended until the immediately following business day. Whenever the words “including”, “include” or “includes” are used in this Master Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. Whenever the words day or days are used in this Master Lease, they shall mean “calendar day” or “calendar days” unless expressly provided to the contrary. The titles and headings in this Master Lease are for convenience of reference only and shall not in any way affect the meaning or construction of any provision. Unless otherwise expressly provided, references to any “Section” mean a section of this Master Lease (including all subsections), to any “Exhibit” or “Schedule” mean an exhibit or schedule attached hereto, and references to “Medicare” or “Medicaid” include any successor program. If more than one Person is Tenant hereunder, their liability and obligations hereunder shall be joint and several. Promptly upon the request of either party and at its expense, the parties shall prepare, enter into and record a suitable short form memorandum of this Master Lease. This Master Lease (a) together with the LC Agreement, the Guaranty, the Stock Pledge, the Memorandum of Understanding and all other documents or instruments executed as of the Effective Date in connection therewith, contains the entire agreement of the parties as to the subject matter hereof and supersedes all prior or contemporaneous verbal or written agreements or understandings, (b) may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, (c) may only be amended by a writing executed by the parties, (d) shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties, (e) shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the conflict of laws rules thereof, provided that the law of the State in which each Facility is located (each a “Situs State”) shall govern procedures for enforcing, in the respective Situs State, provisional and other remedies directly related to such Facility and related personal property as may be required pursuant to the law of such Situs State, including without limitation the appointment of a receiver; and, further provided that the law of the Situs State also applies to the extent, but only to the extent, necessary to create, perfect and foreclose the security interests and liens created under this Master Lease, and (f) incorporates by this reference any Exhibits and Schedules attached hereto.

      23.        Wisconsin Purchase Facilities.

           23.1        Tenant Purchase Option.

           (a)        Provided no Event of Default exists on the applicable Call Exercise Date or the applicable closing date, Tenant shall have the option to purchase each of the Wisconsin Purchase Facilities by giving Landlord written notice (a “Call Exercise Notice”) thereof on a date (the “Call Exercise Date”) that is at least thirty (30) days but no more than sixty (60) days prior to the anticipated closing date for the consummation of such purchase. Landlord shall not unreasonably withhold its consent to the extension or adjustment of the dates set forth in the preceding sentence upon the prior written request of Tenant. The purchase price shall be the applicable amount (the “Minimum Residence Price”) set forth on Schedule 7. Within ten (10) days of Tenant's delivery of any Call Exercise Notice, the parties shall sign the standard sale escrow instructions (the “Sale Instructions”) of a national title company (selected by Landlord) that are in form and substance reasonably satisfactory to Landlord, which Sale Instructions shall provide (i) for no representations or warranties, due diligence or other contingencies in favor of Tenant; (ii) that Tenant shall deposit five percent (5%) of the purchase price with the title company, which may be retained by Landlord as liquidated damages solely for any breach by Tenant of the terms of this Section 23.1 or the Sale Instructions (and which in no way shall liquidate or limit Landlord's damages by reason of any other breach of this Master Lease); (iii) that the escrow shall close on the date identified in the applicable Call Exercise Notice, at which time Tenant shall pay the purchase price in cash and Landlord shall deliver title to the applicable Wisconsin Purchase Facility, subject only to the applicable Permitted Exceptions; (iv) that Tenant shall pay all transaction costs; (v) that Tenant may elect to cause the conveyance of the applicable Wisconsin Purchase Facility to be made by Landlord to a third party. If Tenant fails to close the escrow for the purchase of any Wisconsin Purchase Facility for any reason other than a breach by Landlord, then no Event of Default shall arise solely as a result of such failure, but the rights granted to Tenant under this Section 23.1 with respect only to such Wisconsin Purchase Facility shall automatically terminate and be of no further force or effect.

          (b)        Any proceeds received by Tenant from the sale to any third party of any Wisconsin Purchase Facility, to the extent such proceeds are in excess of the applicable Minimum Residence Purchase Price and Tenant's reasonable and customary transaction costs from such sale, shall immediately be paid by Tenant to Landlord upon Tenant's receipt thereof.

           (c)        The purchase option granted to Tenant pursuant to Section 23.1(c) shall automatically terminate and be of no further force or effect with respect to each Wisconsin Purchase Facility for which Tenant has not then duly given a Call Exercise Notice on the date that is the earlier of (i) one (1) year from the Effective Date, or (ii) the date that Landlord gives notice of its exercise of its rights pursuant to Section 23.2 with respect to such Wisconsin Purchase Facility.

           23.2        Landlord Disposition Rights. Upon not less than thirty (30) days prior written notice to Tenant in each instance, Landlord may terminate this Master Lease with respect to any Wisconsin Purchase Facility. Upon the effectiveness of any such termination, the applicable Wisconsin Purchase Facility shall no longer be a part of the Premises hereunder and Landlord and Tenant shall be released from their respective obligations with respect thereto, except to the extent that any such obligation survives the termination of this Master Lease in accordance with the terms hereof. Alternatively, at Landlord's request, all or the then remaining Wisconsin Purchase Facilities shall be removed from this Master Lease and Landlord and Tenant shall enter into a new lease with respect thereto, which shall be on substantially the same terms as this Master Lease as applicable to such Wisconsin Purchase Facilities (including the provisions concerning the purchase option set forth in Section 23.1).

           23.3        Adjustment to Landlord's Investment. Concurrently with the closing of any sale of any Wisconsin Termination Facility pursuant to Section 23.1, Landlord's Investment shall be reduced by the greater of the applicable Minimum Residence Price or the actual proceeds received by Landlord from such sale pursuant to Section 23.1(b). Concurrently with the removal from this Master Lease with respect to any Wisconsin Termination Facility pursuant to Section 23.2, Landlord's Investment shall be reduced by the applicable Minimum Residence Price.

      24.        Quiet Enjoyment. So long as no Event of Default exists, Landlord covenants and agrees that Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term free from claims by, through or under Landlord, subject to all of the provisions of this Master Lease.

     25.        Landlord Maintenance Obligation. Effective as of the Effective Date, and continuing until thirty (30) days after the date Landlord delivers notice to Tenant of the termination of Landlord's obligations under this Section 25, which notice may be given at any time in Landlord's sole and absolute discretion, Landlord shall be responsible for performing, at the expense of Tenant as described below, the maintenance and repair of the Exterior Portion of each of the Facilities.

           25.1        Maintenance Contractors. Landlord shall retain such third party vendors and contractors (each a “Maintenance Contractor”) as Landlord shall from time to time deem necessary to perform Landlord's maintenance obligations under this Section 25. Such Maintenance Contractors shall be identified by Landlord from a list (each a “Maintenance Contractor List”) of proposed vendors and contractors for each Facility to be mutually agreed upon from time to time by Landlord and Tenant, which agreement shall not be unreasonably withheld, conditioned or delayed by Tenant. Landlord shall be free from time to time to terminate any such Maintenance Contractor and retain a replacement therefor as identified from the applicable Maintenance Contractor List. Any written contract to be entered into with respect to the maintenance of the Exterior Portion of any Facility shall be entered into by and between Landlord and the applicable Maintenance Contractor.

           25.2        Request for Service. Subject to the other terms and provisions of this Section 25 and other applicable Sections of this Master Lease, Tenant may contact any Maintenance Contractor to request the service to be performed by such Maintenance Contractor and shall otherwise be free to deal with each Maintenance Contractor in connection with the use and operation of the Facilities and the Business conducted thereon.

           25.3        Costs and Expenses. All costs, expenses and fees of each Maintenance Contractor shall be the responsibility of Tenant. Tenant shall use its best efforts to cause each invoice, statement or other request for payment from any Maintenance Contractor to be billed in the name of, and sent to, Landlord with a copy to Tenant for direct payment by Tenant to the applicable Maintenance Contractor, and Tenant shall provide Landlord with such evidence of such payment as Landlord may reasonably request.

           25.4        Report on Activities. Each quarterly Facility condition report submitted to Landlord pursuant to Section 10 and Exhibit F of this Master Lease shall include a reasonably detailed report on the activities of all Maintenance Contractors at the applicable Facility during the applicable quarter.

           25.5        Transition. Landlord and Tenant shall mutually cooperate with each other to effect an orderly transition of Landlord's obligations under this Section 25 from Landlord to Tenant upon any election of Landlord to terminate such obligations.

      26.        Advisory Fee. On the Effective Date, at Tenant's request, Landlord shall pay to Tenant the amount of One Million Five Hundred Thirty Two Thousand Seven Hundred Seventy-Eight Dollars ($1,532,778) to be paid by Tenant to certain of its professional advisors for services rendered in connection with this Master Lease. Provided that no Event of Default or circumstances that with the giving of notice or passing of time would constitute an Event of Default then exists, upon the termination of this Master Lease with respect to each Wisconsin Purchase Facility as a result of Tenant exercising its purchase option therefor in accordance with Section 23.1(a) or Landlord exercising its disposition rights in accordance with Section 23.2, Landlord shall pay to Tenant the amount of Eleven Thousand Four Hundred Eighty-One and 33/100 Dollars ($11,481.33) per Wisconsin Purchase Facility to be paid by Tenant to certain of its professional advisors for services rendered in connection with this Master Lease. In the event that Tenant is not entitled to receive any disbursement of the above-described advisory fee reimbursement as of the first (1st) anniversary of the Effective Date, it shall be conclusively deemed as between Landlord and Tenant that no such further payment is due, and Landlord shall (a) have no further liability in connection with such payment and (b) reduce the amount of Landlord's Investment by such amount. The amounts described above, if and when disbursed to Tenant, shall be utilized by Tenant only for the purposes described in this Section 26. Landlord assumes, and shall have, no liability or obligation to any Person other than Tenant for the payment of the sums described in this Section 26.

IN WITNESS WHEREOF, this Master Lease has been executed by Landlord and Tenant as of the Effective Date.

“TENANT”
ALS LEASING, INC.,
a Delaware corporation

By:
/s/ Mark W. Ohlendorf
Name:  Mark W. Ohlendorf
Title:  VP

Witness:  /s/ Sarah Wits           Witness:/s/ Kristin Ferge

ASSISTED LIVING PROPERTIES, INC.,
a Kansas corporation

By:  /s/ Mark W. Ohlendorf
Name:  Mark W. Ohlendorf
Title:  VP

Witness:  /s/ Sarah Wits                     Witness:   /s/ Kristin Ferge

“LANDLORD”

JER/NHP SENIOR LIVING ACQUISITION, LLC,
a Delaware limited liability company

By: JER/NHP SENIOR HOUSING, LLC,
a Delaware limited liability company,
its sole member

By: NATIONWIDE HEALTH PROPERTIES, INC.,
a Maryland corporation,
its managing member

By:  /s/ Donald D. Bradley
Name:  Donald D. Bradley
Title:  Senior Vice President & General Counsel

 Witness:  /s/ Sharina Ross                    Witness:/s/ Frank M. Crance

JER/NHP SENIOR LIVING TEXAS, L.P.,
a Texas limited partnership

By:
JER/NHP MANAGEMENT TEXAS, LLC,
a Texas limited liability company
its general partner

By:
/s/ Donald D. Bradley
Name:  Donald D. Bradley
Title:  Manager

Witness:  /s/ Sharina Ross                     Witness:  /s/ Frank M. Crance

JER/NHP SENIOR LIVING WISCONSIN, LLC,
a Delaware limited liability company

By:  JER/NHP SENIOR HOUSING, LLC,
a Delaware limited liability company,
ts sole member

By: NATIONWIDE HEALTH PROPERTIES, INC.,
a Maryland corporation,
its managing member

By:  /s/ Donald D. Bradley
Name:  Donald D. Bradley
Title:  Senior Vice President & General Counsel

Witness:  /s/ Sharina Ross                    Witness  /s/ Frank M. Crance

EXHIBIT E

CERTAIN DEFINITIONS

For purposes of this Master Lease, the following terms and words shall have the specified meanings:

ENVIRONMENTAL DEFINITIONS

     “Environmental Activities” shall mean the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from any portion of the Premises or located on or present on or under any portion of the Premises.

     “Hazardous Materials” shall mean (a) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants which pose a hazard to any portion of the Premises or to Persons on or about any portion of the Premises or cause any portion of the Premises to be in violation of any Hazardous Materials Laws; (b) asbestos in any form which is friable; (c) urea formaldehyde in foam insulation or any other form; (d) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (e) medical wastes and biohazards; (f) radon gas; and (g) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of any portion of the Premises or the owners and/or occupants of property adjacent to or surrounding any portion of the Premises, including, without limitation, any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) as amended from time to time.

     “Hazardous Materials Claims” shall mean any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Material Laws, together with all claims made or threatened by any third party against any portion of the Premises, Landlord or Tenant relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

     “Hazardous Materials Laws” shall mean any laws, ordinances, regulations, rules, orders, guidelines or policies relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste disposal and other environmental matters.

OTHER DEFINITIONS

      “Affiliate” shall mean with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.

     “CC&R's” shall mean covenants, conditions and restrictions or similar use, maintenance or ownership obligations encumbering or binding upon the real property comprising any Facility.

     “Control” shall mean, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

     “Exterior Portion” shall mean, with respect to any Facility, the exterior structure and roof, parking areas, hardscape and other exterior areas and landscaping.

      “Manlius Debt Service” shall mean all amounts due and payable under the Manlius Financing Documents or otherwise in connection with the Manlius Financing, including interest payments; principal (or amortization) payments; credit enhancement fees; letter of credit and other credit facility fees; ground lease payments; deposit, reserve and impound account payments; loan, extension, prepayment, commitment and other fees; servicing, administration and similar charges; indenture trustee fees and expenses; and underwriting, bond, remarketing fees and expenses.

      “Manlius Facility” means the Facility known as Wynwood of Manlius, located at 100 Flume Road, Manlius, New York.

      “Manlius Financing” shall mean the indebtedness evidenced by the Manlius Financing Documents.

      “Manlius Financing Documents” shall mean the documents described on Schedule 8.

      “Meditrust Landlord” shall mean, individually and collectively, La Quinta Properties, Inc., a Delaware corporation, Meditrust of Kansas, Inc., a Delaware corporation, T and F Properties, LP, a Delaware limited partnership, and Meditrust Acquisition Company LLC, a Delaware limited liability company.

      “Meditrust Lease Documents” shall mean all leases and other documents or agreements evidencing the leasing of the Premises prior to the date hereof by Tenant from Meditrust Landlord and all documents and agreements securing Tenant's obligations thereunder or otherwise executed in connection therewith.

      “Meditrust Purchase Agreement” shall mean that certain Amendment and Restatement of Purchase and Sale Agreement dated as of April 2, 2002 by and between La Quinta Properties, Inc. and certain Affiliates thereof, and Nationwide Health Properties, Inc., a Maryland corporation (“NHP”), as assigned by NHP to one or more of the entities comprising Landlord.

      “Person” shall mean any individual, partnership, association, corporation, limited liability company or other entity.

      “Portfolio EBITDARM” shall mean, for any applicable fiscal quarter, the net income of Tenant for such quarter to the extent derived from the operation of the Premises, adjusted to add thereto, to the extent allocable to the Premises, without duplication, (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) rental expense, and (v) management fee expenses, in each case determined in conformity with generally accepted accounting principles, consistently applied.

“Portfolio Rent Expense” means, for any applicable fiscal quarter, the amount of Minimum Rent and Manlius Debt Service payable under this Master Lease in such quarter.

SCHEDULE 1A

LANDLORD ENTITIES

1.        JER/NHP Senior Living Texas, L.P., a Texas limited partnership

Fee owner of portions of Premises located in the State of Texas

2.        JER/NHP Senior Living Wisconsin, LLC a Delaware limited liability company

Fee owner of portions of Premises comprising Wisconsin Purchase Facilities

3.        JER/NHP Senior Living Kansas, Inc., a Kansas corporation

           (f/k/a Meditrust of Kansas, Inc., a Kansas corporation)

          Fee owner of portions of Premises located in the State of Kansas

4.        JER/NHP Senior Living Acquisition, LLC, a Delaware limited liability company

Fee owner of all other portions of Premises not described in Nos. 1-3 above

SCHEDULE 1A-1

SCHEDULE 1B
TENANT ENTITIES

Residence	Tenant
Alterra Sterling House of Ocala 1500 S.E. 24th Road Ocala, FL 34471 Marion County	Assisted Living Properties, Inc., a Kansas corporation

Alterra Sterling House of Ormond Beach 240 Interchange Blvd. Ormond Beach, FL 32174 Volusia County	Assisted Living Properties, Inc., a Kansas corporation

Alterra Clare Bridge of Fort Myers 13565 American Colony Blvd. Fort Myers, FL 33912 Lee County;	ALS Leasing, Inc., a Delaware corporation

Alterra Clare Bridge of Jacksonville 10050 St. Augustine Road Jacksonville, FL 32257 Duval County	ALS Leasing, Inc., a Delaware corporation

Alterra Clare Bridge of Tampa 1513 West Fletcher Avenue Tampa, FL 33612 Hillsborough County	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Derby 1709 E. Walnut Grove Derby, KS 67037 Sedgwick County	Assisted Living Properties, Inc., a Kansas corporation

Alterra Sterling House of Wellington 500 N. Plum Street Wellington, KS 67152MRB Sumner County	Assisted Living Properties, Inc., a Kansas corporation

Alterra Sterling House of Davison 432 East Clark Street Davison, MI 48423 Genesee County	ALS Leasing, Inc., a Delaware corporation

Alterra Clare Bridge of Grand Blanc 3130 Baldwin Road Holly, MI 48442 Genesee County	ALS Leasing, Inc., a Delaware corporation

Alterra Wynwood of Grand Blanc 5080 Baldwin Road Holly, MI 48442 Genesee County	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Delta 7323 Delta Commerce Drive Lansing, MI 48917 Eaton County	ALS Leasing, Inc., a Delaware corporation

SCHEDULE 1B-1

Residence	Tenant
Alterra Clare Bridge of Delta 7235 Delta Commerce Drive Lansing, MI 48917 Eaton County	ALS Leasing, Inc., a Delaware corporation

Alterra Clare Bridge of Troy 4900 Northfield Parkway Troy, MI 48098 Oakland County	ALS Leasing, Inc., a Delaware corporation

Alterra Wynwood of Troy 4850 Northfield Parkway Troy, MI 48098 Oakland County	ALS Leasing, Inc., a Delaware corporation

Alterra Clare Bridge of Farmington Hills 27950 Drake Road (I) Farmington Hills, MI 48331 Oakland County	ALS Leasing, Inc., a Delaware corporation

Alterra Clare Bridge of Farmington Hills 27900 Drake Road (II) Farmington Hills, MI 48331 Oakland County	ALS Leasing, Inc., a Delaware corporation

Alterra Wynwood of Meridian 5346 Marsh Road Haslett, MI 48840 Ingham County	ALS Leasing, Inc., a Delaware corporation

Alterra Clare Bridge of Utica 45959 North Pointe Boulevard Utica, MI 48315 Macomb County	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Faribault 935 Spring Road Faribault, MN 55021 Rice County	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Mankato 100 Teton Lane Mankato, MN 56001 Blue Earth County	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Sauk Rapids 1325 Summit Avenue North Sauk Rapids, MN 56379 Benton County&	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Willmar 1501 19th Avenue SW Willmar, MN 56201 Kandiyohi County	ALS Leasing, Inc., a Delaware corporation

SCHEDULE 1B-2

Residence	Tenant
Alterra Sterling House of Winona 835 E. Belleview Street Winona, MN 55987 Winona County	ALS Leasing, Inc., a Delaware corporation

Alterra Clare Bridge of Charlotte 11240 Ballantyne Trace Court Charlotte, NC 28277 Mecklenburg County	ALS Leasing, Inc., a Delaware corporation

Alterra Wynwood of Charlotte 11230 Ballantyne Trace Court Charlotte, NC 28277 Mecklenburg County	ALS Leasing, Inc., a Delaware corporation

Alterra Wynwood of Greensboro 3896 N. Elm Street Greensboro, NC 27455 Guilford County	ALS Leasing, Inc., a Delaware corporation

Alterra Clare Bridge of Greensboro 3898 N. Elm Street Greensboro, NC 27455 Guilford County	ALS Leasing, Inc., a Delaware corporation

Alterra Wynwood of Manlius (Liberty Commons) 100 Flume Road Manlius, NY 13104 Onandaga County	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Marion 308 Barks Road East Marion, OH 43302 Marion County	Assisted Living Properties, Inc., a Kansas corporation

Alterra Sterling House of Barberton 487 Austin Drive Barberton, OH 44203 Summit County	Assisted Living Properties, Inc., a Kansas corporation

Alterra Sterling House of Englewood 350 Union Road Englewood, OH 45322 Montgomery County	Assisted Living Properties, Inc., a Kansas corporation

Alterra Sterling House of Bartlesville South 3737 SE Camelot Drive Bartlesville, OK 74005 Washington County	Assisted Living Properties, Inc., a Kansas corporation

Alterra Sterling House of Bethany 4101 N. Council Road Bethany, OK 73008 Oklahoma County	Assisted Living Properties, Inc., a Kansas corporation

SCHEDULE 1B-3

Residence	Tenant
Alterra Clare Bridge of Lower Makefield 600 Township Line Road Yardley, PA 19067 Bucks County	ALS Leasing, Inc., a Delaware corporation

Alterra Clare Bridge of Columbia 990 Columbia Avenue Irmo, SC 29063 Richland County	ALS Leasing, Inc., a Delaware corporation

Alterra Clare Bridge of Charleston 1010 Anna Knapp Blvd. Ext Mt. Pleasant, SC 29464 Charleston County	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Kerrville 725 Leslie Drive Kerrville, TX 78028 Kerr County	Assisted Living Properties, Inc., a Kansas corporation

Alterra Sterling House of Lancaster 2400 W. Pleasant Run Road Lancaster, TX 75146 Dallas County	Assisted Living Properties, Inc., a Kansas corporation

Alterra Sterling House of Whitby 5996 Whitby Road San Antonio, TX 78240 Bexar County	Assisted Living Properties, Inc., a Kansas corporation

Alterra Sterling House of Temple 3902 W. Adams Avenue Temple, TX 76504 Bell County	Assisted Living Properties, Inc., a Kansas corporation

Alterra Sterling House of Kenosha 3109 12th Street Kenosha, WI 53144 Kenosha County	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Plymouth 112 S. River Blvd. Plymouth, WI 53073 Sheboygan County	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Brown Deer 4015 W. Woodale Brown Deer, WI 53209 Milwaukee County	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Manitowoc 5005 Vista Road Manitowoc, WI 54220 Manitowoc County	ALS Leasing, Inc., a Delaware corporation

SCHEDULE 1B-4

Residence	Tenant
Alterra Sterling House of Middleton 6916 Century Avenue Middleton, WI 53562 Dane County	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Neenah 2330 Bruce Street Neenah, WI 54956 Winnebago County	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Onalaska 949 Tenth Avenue North Onalaska, WI 54650 La Cross County	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Oshkosh 190 Lake Pointe Drive Oshkosh, WI 54901 Winnebago County	ALS Leasing, Inc., a Delaware corporation

Alterra Sterling House of Sun Prairie 650 Broadway Drive Sun Prairie, WI 53590 Dane County	ALS Leasing, Inc., a Delaware corporation

SCHEDULE 1B-5

SCHEDULE 2

FACILITY INFORMATION: BUSINESS, BEDS, ETC.

Facility Number	Alterra Code	Facility	Facility Location	Business/Facility Type	No. of Beds or Living Units

1	404	Clare Bridge of Fort Myers at the Colony	13565 American Colony Blvd. Fort Myers, FL	assisted living/memory care	38

2	402	Clare Bridge of Tampa	1513 West Fletcher Avenue Tampa, FL	assisted living/memory care	38

3	201	Clare Bridge of Farmington Hills I	27950 Drake Road Farmington Hills, MI	assisted living/memory care	28

4	201	Clare Bridge of Farmington Hills II	27900 Drake Road Farmington Hills, MI	assisted living/memory care	32

5	202	Clare Bridge of Utica	45959 North Pointe Blvd. Utica, MI	assisted living/memory care	36

6	502	Clare Bridge of Lower Makefield	600 Township Line Road Yardley, PA	assisted living/memory care	48

7	827	Sterling House of Brown Deer	4015 West Woodale Brown Deer, WI	assisted living	15

8	809	Sterling House of Onalaska	949 10th Avenue North Onalaska, WI	assisted living	20

9	606	Wynwood of Manlius	100 Flume Road Manlius, NY	assisted living	80

10	804	Sterling House of Plymouth	112 South River Blvd. Plymouth, WI	assisted living	15

11	838	Sterling House of Faribault	935 Spring Road Faribault, MN	assisted living	20

12	829	Sterling House of Mankato	100 Teton Lane Mankato, MN	assisted living	20

13	849	Sterling House of Sauk Rapids	1325 Summit Avenue North Sauk Rapids, MN	assisted living	20

14	833	Sterling House of Winona	835 East Belleview Street Winona, MN	assisted living	20

15	826	Sterling House of Manitowoc	5005 Vista Road Manitowoc, WI	assisted living	20

16	824	Sterling House of Neenah	2330 Bruce Street Neenah, WI	assisted living	20

17	831	Sterling House of Oshkosh	190 Lake Pointe Drive Oshkosh, WI	assisted living	20

18	825	Sterling House of Sun Prairie	650 Broadway Drive Sun Prairie, WI	assisted living	20

19	837	Sterling House of Willmar	1501 19th Avenue South West Willmar, MN	assisted living	20

20	836	Sterling House of Middleton	6916 Century Avenue Middleton, WI	assisted living	20

25	450	Clare Bridge of Jacksonville	10050 Old Saint Augustine Rd. Jacksonville, FL	assisted living/memory care	38

28	205	Wynwood of Meridian	5346 Marsh Road Meridian, MI (Haslett)	assisted living	72

29	446	Sterling House of Ocala	1500 South East 24th Road Ocala, FL	assisted living	42

30	448	Sterling House of Ormond Beach	240 Interchange Blvd. Ormond Beach, FL	assisted living	42

31	1135	Sterling House of Marion	308 Barks Road East Marion, OH	assisted living	43

SCHEDULE 2-1

32	1125	Sterling House of Barberton	487 Austin Drive Barberton, OH	assisted living	42

33	1129	Sterling House of Englewood	350 Union Road Englewood, OH	assisted living	42

34	840	Sterling House of Kenosha	3109 12th Street Kenosha, WI	assisted living	20

35	221	Sterling House of Davison	432 East Clark Street Davison, MI	assisted living	20

36	222	Clare Bridge of Delta	7235 Delta Commerce Drive Delta, MI (Lansing)	assisted living/memory care	38

37	240	Sterling House of Delta	7323 Delta Commerce Drive Delta, MI (Lansing)	assisted living	20

38	218	Clare Bridge of Troy	4900 Northfield Parkway Troy, MI	assisted living/memory care	52

39	237	Wynwood of Troy	4850 Northfield Parkway Troy, MI	assisted living	78

40	232	Clare Bridge of Grand Blanc	5130 Baldwin Road Holly, MI	assisted living	52

41	233	Wynwood of Grand Blanc	5080 Baldwin Road Holly, MI	assisted living	78

42	1704	Sterling House of Bethany	4101 North Council Road Bethany, OK	assisted living	26

43	1111	Sterling House of Derby	1709 East Walnut Grove Derby, KS	assisted living	26

44	1120	Sterling House of Wellington	500 North Plum Street Wellington, KS	assisted living	26

45	1703	Sterling House of Bartlesville South	3737 South East Camelot Dr. Bartlesville, OK	assisted living	33

46	1736	Sterling House of Lancaster	2400 West Pleasant Run Rd. Lancaster, TX	assisted living	37

47	1747	Sterling House of Temple	3902 West Adams Avenue Temple, TX	assisted living	42

48	1735	Sterling House of Kerrville	725 Leslie Drive Kerrville, TX	assisted living	37

49	1745	Sterling House of Whitby	5996 Whitby Road San Antonio, TX	assisted living	50

SCHEDULE 2-2

SCHEDULE 3

EXCEPTIONS TO INSURANCE REQUIREMENTS

      Alterra has in place a liability insurance program through Commonwealth Risk Services, Inc., a risk management organization, to provide $5 million of aggregate liability coverage. The Commonwealth program is a claims made insurance policy, including general liability and professional liability, which was initially issued by Legion Indemnity Company, an A. M. Best A- insurance company. Legion Indemnity Company utilizes the insurance profit center program offered by Mutual Indemnity (Bermuda) Ltd. (initially A. M. Best A- rated), which is a risk financing plan designed to control the underwriting, profit and investment income from a insured's insurance policy. Both ratings were reduced after the initial formation of the program. The fronting insurance carrier for the program, Legion Indemnity Company (“Legion”), became subject to a Conservation Order issued by the Illinois Department of Insurance that limits Legion's ability to pay claims without court approval. Legion's current credit rating is “E.”

      Pursuant to the insurance profit center program, Legion issued a policy to Alterra for $5 million of aggregate coverage, subject to a $25,000 per occurrence deductible and all claims paid by Legion to Alterra will reduce the aggregate limit accordingly. Alterra paid the premium for the policy and also posted cash collateral. Pursuant to its re-insurance agreement with Mutual Indemnity (Bermuda) Ltd., Legion ceded the funds from Alterra to Mutual, which will invest the funds until losses or other expenses are actually paid. Favorable claims experience will result in dividends to Alterra. The policy is an annual policy that expires on July 1, 2002, and the premium has been paid for the period through July 1, 2002.

      As outlined above and set forth in the policy, this program does not comply with the following particulars of Section 6 of the Master Lease:

      1.      The financial ratings of the insurers involved are below those required.

      2.      The policy aggregate limit is $5,000,000, not $10,000,000.

      3.      The policy is written on a “claims made” basis as opposed to an “occurrence” basis.

           In addition to these matters related to Alterra's general liability/professional liability insurance program, the following matters may not comply with the requirements of Section 6 of the Master Lease:

      1.      The deductible under Alterra's workers' compensation is $250,000, which the Company considers to be commercially reasonable for the size of the program.

      2.      Deductibles for Flood, Windstorm and Quake coverage are typically 2% of value with a $100,000 minimum. Lower deductibles for these forms of coverage are generally not available in the market.

SCHEDULE 3-1

      3.     Alterra has consistently inflated its property schedule of values by 2% to 4% per year over initial construction or acquisition costs. These scheduled amounts are believed generally to be adequate to cover the replacement cost of an individual property but have not been recently verified as adequate for every property. The Company intends to perform that analysis in conjunction with its property insurance renewal of July 1, 2002.

      4.      The Company's current policies and typically practice in the commercial insurance market generally do not permit delivery of replacement policies 10 days prior to the expiration of a policy and it is unlikely that it is feasible to deliver the renewal policy within 10 days of renewal, although Alterra will use its commercially reasonable efforts to do so as soon thereafter as is practicable.

      5.      Upon the expiration of the Company's current general liability insurance program (effective July 1, 2002), the Company may defer implementing a general liability insurance program until the earlier of the expiration of the Forbearance Period (as defined in the Memorandum of Understanding), the filing of a Conforming Bankruptcy Proceeding (as defined in the Memorandum of Understanding) by the Company or the conversion of an involuntary petition to a voluntary petition pursuant to Section 1(a)(iii) of the Memorandum of Understanding (such date, the “Plan Commencement Date”). Upon the Plan Commencement Date the Company shall have in effect a general liability insurance program, which complies with the requirements of Section 6 of the Lease or a rent-a-captive program with a carrier with an A- or better rating, or a fully funded self-insurance program, in each case providing $5.0 million of aggregate liability coverage.

SCHEDULE 3-2

SCHEDULE 4

EXISTING FACILITIES EXEMPT FROM RADIUS RESTRICTION
Building Name	Address Line 1	City	State	Zip
Clare Bridge of Tempe	1610 East Guadalupe Road	Tempe	AZ	85283-3938
Clare Bridge of Oro Valley	10175 North Oracle Road	Oro Valley	AZ	85737-7647
Clare Bridge of Sun City West on Meeker	14001 West Meeker Boulevard	Sun City West	AZ	85375-5202
Sterling House of Chandler	2800 West Ray Road	Chandler	AZ	85224-3492
Sterling House of Mesa	6060 East Arbor Avenue	Mesa	AZ	85206-6049
Sterling House of Peoria	8989 West Greenbrian Drive	Peoria	AZ	85382-8157
Sterling House on East Speedway	8468 East Speedway Boulevard	Tucson	AZ	85710-1715
Clare Bridge of East Mesa	6145 East Arbor	Mesa	AZ	85206-
Clare Bridge of Peoria	9296 W. Union Hills Dr.	Peoria	AZ	85382-
Clare Bridge of Sun City West II	21739 North 151st Avenue	Sun City West	AZ	85375-
Wynwood of Tucson	3701 N. Swan Road	Tucson	AZ	85718-
Wynwood of the Palms	25585 Van Leuven Street	Loma Linda	CA	92354-2442
Clare Bridge of Corona	2005 Kellogg Avenue	Corona	CA	91719-
Clare Bridge Cottage of Bakersfield	3115 Brookside Drive	Bakersfield	CA	93311-
Sterling House of Bakersfield	3209 Brookside Drive	Bakersfield	CA	93311-
Wynwood of Harden Ranch	290 Regency Circle	Salinas	CA	93906-
Clare Bridge at Lake Park	3524 Lake Boulevard	Oceanside	CA	92056-4600
Clare Bridge of Fresno	7468 North Millbrook Avenue	Fresno	CA	93720-
Wynwood of Fresno	7442 North Millbrook Avenue	Fresno	CA	93720-
Wynwood of Brea	285 West Central	Brea	CA	92821-
Clare Bridge or Citrus Heights	7375 Stock Ranch Rd.	Citrus Heights	CA	95621-
Wynwood of Whittier	8101 South Painter	Whittier	CA	92653-
Wynwood at Palm Terrace	24962 Calle Aragon	Laguna Woods	CA	92653-
Villas at the Atrium	3350 30th Street	Boulder	CO	80301-5608
Wynwood at Canterbury Gardens II	1001 South Kingston	Aurora	CO	80012-3178
Wynwood-Villas at Canterbury Gardens	11265 East Mississippi Avenue	Aurora	CO	80012-3201
Wynwood at Ridge Point	3375 34th Street	Boulder	CO	80301-1987
Wynwood of Colorado Springs	2780 Vickers Drive	Colorado Springs	CO	80918-8903
Wynwood of Pueblo	4723 Surfwood Lane	Pueblo	CO	81005-4609
Clare Bridge Cottage of Fort Collins	1008 Rule Dr.	Fort Collins	CO	80525-6731
Clare Bridge of Highlands Ranch	9160 South University Boulevard	Highlands Ranch	CO	80126-5068
Clare Bridge of Louisville	282 McCaslin Boulevard	Louisville	CO	80027-2911

Sterling House of Arvada	7720 Alison Street	Arvada	CO	80005-5024
Sterling House of Brighton	2215 East Egbert Street	Brighton	CO	80601-2590
Sterling House of Briargate	7560 Lexington Drive	Colorado Springs	CO	80920-4151
Sterling House of Broadmoor	615 Southpointe Court	Colorado Springs	CO	80906-3978
Sterling House of Fort Collins	1002 Rule Drive	Fort Collins	CO	80525-6731
Sterling House of Greeley	1999 West 38th Avenue	Greeley	CO	80634-3459
Sterling House of Littleton	8271 South Continental Divide Road	Littleton	CO	80127-3890
Sterling House of Longmont	2240 Pratt Street	Longmont	CO	80501-1497
Sterling House of Loveland	2895 North Empire	Loveland	CO	80538-5115
Clare Bridge of Colorado Springs	2850 N. Academy Blvd	Colorado Springs	CO	80917-
Clare Bridge of Denver	3790 W. Quincy Avenue	Dourer	CO	80224-
Clare Bridge of Glastonbury	1824 Manchester Road	Glastonbury	CT	06033-1832
Clare Bridge of Bradenton	6101 Pointe West Boulevard	Bradenton	FL	34209-5534
Clare Bridge of Tampa	1513 West Fletcher Avenue	Tampa	FL	33612-3315
Clare Bridge of Sarasota	8450 McIntosh Road	Sarasota	FL	34238-5675
Clare Bridge of Fort Myers at the Colony	13565 American Colony Boulevard	Fort Myers	FL	33912-5681
Wynwood at Palmer Ranch West	3749 Sarasota Square Boulevard	Sarasota	FL	34238-4595
Clare Bridge of Orlando	8015 Pin Oak Drive	Orlando	FL	32819-7108
Clare Bridge of Tallahassee	1980 Centre Pointe Boulevard	Tallahassee	FL	32308-4873
Wynwood of Orlando	8001 Pin Oak Drive	Orlando	FL	32819-7108
Clare Bridge of Brandon	1819 Providence fudge Boulevard	Brandon	FL	33511-1899
Clare Bridge of Oviedo	445 Alexandria Boulevard	Oviedo	FL	32765-5516
Sterling House of Oviedo II	395 Alafaya Woods Boulevard	Oviedo	FL	32765-7095
Sterling House of Oviedo I	355 Alafaya Woods Boulevard	Oviedo	FL	32765-7095
Sterling House of Blue Water Bay	1551 Merchants Way	Niceville	FL	32578-8821
Sterling House of Brandon	824 North Parsons Avenue	Brandon	FL	33510-3435
Sterling House of Cape Coral	1416 Country Club Boulevard	Cape Coral	FL	33990-2198
Sterling House of DeLand	1210 North Stone Street	DeLand	FL	32720-0915
Sterling House of Englewood (FL)	550 Rotonda Boulevard West	Rotonda West	FL	33947-2533
Sterling House of Fort Myers	14521 Lakewood Boulevard	Fort Myers	FL	33919-2829
Sterling House of Gainesville	4601 North West 53rd Avenue	Gainesville	FL	32606-4382
Sterling House of Merrimac	4455 Merrimac Avenue	Jacksonville	FL	32210-1814
Sterling House of Jacksonville	10875 Old Saint Augustine Road	Jacksonville	FL	32257-1091
Sterling House of Leesburg	700 South Lake Street	Leesburg	FL	34748-7321
Sterling House of LeHigh Acres	1251 Business Way	LeHigh Acres	FL	33936-6045
Sterling House of West Melbourne I	7300 Greenboro Drive	West Melbourne	FL	32904-1419
Sterling House of Ocala	1500 South East 24th Road	Ocala	FL	34471-6076
Sterling House of Ormond Beach	240 Interchange Boulevard	Ormond Beach	FL	32174-1835
Sterling House of Palm Coast	3 Club House Drive	Palm Coast	FL	32137-8138

Clare Bridge of Jacksonville	10050 Old Saint Augustine Road	Jacksonville	FL	32257-6018
Clare Bridge of Gainesville	4607 North West 53rd Avenue	Gainesville	FL	32606-4357
Sterling House of Panama City	2575 Harrison Avenue	Panama City	FL	32405-4458
Sterling House of Pensacola	8700 University Parkway	Pensacola	FL	32514-4931
Sterling House of Port Orange	955 Village Trail Drive	Port Orange	FL	32127-8916
Sterling House of Port Charlotte	18440 Toledo Blade Boulevard	Port Charlotte	FL	33948-3339
Sterling House of Punte Gorda	250 Bal Harbor Boulevard	Punta Gorda	FL	33950-5294
Sterling House of Spring Hill	10440 Palmgren Lane	Spring Hill	FL	34608-7486
Sterling House of Stuart	3401 South East Aster Lane	Stuart	FL	34994-5533
Sterling House of Sun City	758 Cortaro Drive	Sun City Center	FL	33573-6803
Sterling House of Tallahassee	1780 Hermitage Boulevard	Tallahassee	FL	32308-7708
Sterling House of Tavares	2232 Dora Avenue	Tavares	FL	32778-5708
Sterling House of Tequesta I	205 Village Boulevard	Tequesta	FL	33469-2341
Sterling House of Tequesta II	211 Village Boulevard	Tequesta	FL	33469-2317
Sterling House of Venice	1200 Avenida del Circo	Venice	FL	34285-4141
Sterling House of Vero Beach	410 4th Court	Vero Beach	FL	32962-1814
Sterling House of West Melbourne II	7200 Greenboro Drive	West Melbourne	FL	32904-1424
Sterling House of Winter Haven	6110 Cypress Gardens Boulevard	Winter Haven	FL	33884-4130
Clare Bridge Cottage of Leesburg	710 South Lake Street	Leesburg	FL	34748-7316
Clare Bridge Cottage of Winter Haven	6120 Cypress Gardens Boulevard	Winter Haven	FL	33884-3180
Clare Bridge Cottage of Vero Beach	420 4th Court	Vero Beach	FL	32962-1812
Clare Bridge of Tequesta	223 Village Blvd.	Tequesta	FL	33469-2341
Villas of Tequesta	217 Village Blvd.	Tequesta	FL	33469-2341
Clare Bridge of West Melbourne	7199 Greenboro Drive	West Melbourne	FL	32904-1432
Clare Bridge of Cape Coral	911 Santa Barbara Boulevard	Cape Coral	FL	33991-2074
Wynwood of Boynton Beach West	3005 South Congress	Boynton Beach	FL	33426-
Wynwood of Boynton Beach East	1935 South Federal Highway	Boynton Beach	FL	33435-
Wynwood of Dunedin	880 Patricia Ave	Dunedin	FL	34698-
Wynwood at Palmer Ranch East	5111 Palmer Ranch	Sarasota	FL	34238-
Clare Bridge Cottage of Lakeland	605 Carpenters Way	Lakeland	FL	33809-3919
Clare Bridge Cottage of Savannah	11310 White Bluff Road	Savannah	GA	31419-1506
Clare Bridge at Vinings Place	4375 Beech Haven Trail South East	Smyrna	GA	30080-
Clare Bridge Decatur	475 Irvin Court	Decatur	GA	30030-
Clare Bridge of Sandy Springs	1262 Hightower Trail	Atlanta	GA	30350-
Wynwood of Sandy Springs	1260 Hightower Trail	Atlanta	GA	30350-
Wynwood at River Place	739 East Parkcenter Boulevard	Boise	ID	83706-6511
Villas at River Place	787 East Parkcenter Boulevard	Boise	ID	83706-
Wynwood at Twin Falls	1367 Locust Street North	Twin Falls	ID	83301-3477
Sterling House of Michigan City	1400 East Coolspring Avenue	Michigan City	IN	46380-7184

Sterling House of Evansville	6521 Greendale Drive	Evansville	IN	47711-1740
Sterling House Valparaiso	2601 Valparaiso Street	Valparaiso	IN	46383-3175
Sterling House of South Bend	17441 State Road #23	South Bend	IN	46635-1742
Sterling House of Columbus (IN)	2564 Foxpointe Drive	Columbus	IN	47203-3219
Sterling House of Bloomington	3802 South Sare Road	Bloomington	N	47401-4889
Sterling House of Marion (IN)	2452 West Kem Road	Marion	IN	46952-9258
Sterling House of Kokomo	3025 West Sycamore Road	Kokomo	IN	46901-4080
Sterling House of Merrillville	8253 Virginia Street	Merrillville	IN	46410-6228
Sterling House of Portage	3444 Swanson Road	Portage	IN	46368-4980
Sterling House of Richmond	3700 South A Street	Richmond	IN	47374-7841
Sterling House of Muncie	1601 North Morrison Road	Muncie	IN	47304-5329
Sterling House of Jeffersonville	2715A Charlestown Pike	Jeffersonville	IN	47130-8163
Clare Bridge Cottage of Jeffersonville	2715B Charlestown Pike	Jeffersonville	IN	47130-8163
Clare Bridge Cotta of Michigan City	1300 East Coolspring Avenue	Michigan City	IN	46360-6256
Clare Bridge Cottage of Valparaiso	2501 Valparaiso Street	Valparaiso	IN	46383-
Clare Bridge Cottage of Muncie	1605 North Morrison Road	Muncie	IN	47304-5329
Sterling House of Abilene I	1100 North Vine Street	Abilene	KS	67410-4009
Sterling House of Abilene II	1102 North Vine Street	Abilene	KS	67410-4015
Sterling House of Arkansas City	402 Windsor Road	Arkansas City	KS	67005-3894
Sterling House of Asbury Village	3800 Asbury Drive	Coffeyville	KS	67337-9154
Sterling House of Augusta	1611 Fairway Drive	Augusta	KS	67010-2246
Sterling House of Derby	1709 East Walnut Grove	Derby	KS	67037-3555
Sterling House of Dodge City	2400 North 14th Avenue	Dodge City	KS	67801-2300
Sterling House of Emporia	1200 West 12th	Emporia	KS	66801-2557
Sterling House of Great Bend	1206 Patton Road	Great Bend	KS	67530-3190
Sterling House of Hays	1801 East 27th Street	Hays	KS	67601-2128
Sterling House of Junction City	1022 North Caroline Avenue	Junction City	KS	66441-5215
Sterling House of McPherson	1460 North Main Street	McPherson	KS	67460-1917
Sterling House of Salina	1200 East Kirwin Avenue	Salina	KS	67401-6333
Sterling House of Fairdale	2251 East Crawford	Salina	KS	67401-1317
Sterling House of Wellington	500 North Plum Street	Wellington	KS	67152-3574
Sterling House of Wichita	8600 East 21st Street	Wichita	KS	67206-2990
Sterling House of Woodland Terrace	1500 Terrace Avenue	Liberal	KS	67901-5702
Sterling House of Lawrence	3220 Peterson Road	Lawrence	KS	66049-1963
Sterling House of Leawood	12720 State Line Road	Leawood	KS	66209-1619
Sterling House of Lenexa I	8710 Caenen Lake Road	Lenexa	KS	66215-2069
Sterling House of Lenexa II	8740 Caenen Lake Road	Lenexa	KS	66215-2069
Sterling House of Olathe I	751 North Somerset Terrace	Olathe	KS	66062-5450

Sterling House of Olathe II	791 North Somerset Terrace	Olathe	KS	66062-5450
Sterling House of Topeka	5820 South West Drury Lane	Topeka	KS	66604-2262
Clare Bridge of Wichita	9191 East 21st Street North	Wichita	KS	67206-2923
Sterling House of Parkwood Village	401 Rochester	Pratt	KS	67124-2990
Clare Bridge of Leawood	12724 State Line Road	Leawood	KS	66221-
Clare Bridge of Cottage Topeka	5800 SW Drury Lane	Topeka	KS	66604-2262
Clare Bridge of Overland Park	11000 Oakmont	Overland Park	KS	66210-
Clare Bridge Cottage of Valley Station	9300 Stonestreet Road	Louisville	KY	40272-2876
Sterling House of Valley Station	9302 Stonestreet Road	Louisville	KY	40727-2876
Clare Bridge of Farmington Hills I & II	27950 Drake Road	Farmington Hills	MI	48331-3133
Clare Bridge of Farmington Hills II	27900 Drake Road	Farmington Hills	MI	48331-3133
Clare Bridge of Utica	45959 North Pointe Boulevard	Utica	MI	48315-5803
Clare Bridge of Ann Arbor	750 West Eisenhower	Ann Arbor	MI	48103-5896
Clare Bridge of Meridian	5250 Marsh Road	Haslett	MI	48840-8621
Wynwood of Meridian	5346 Marsh Road	Haslett	MI	48840-8632
Wynwood of Northville	40405 Six Mile Road	Northville	MI	48167-2368
Wynwood of Utica	45969 North Pointe Boulevard	Utica	MI	48315-5603
Sterling House of Saginaw	2485 McCarty Road	Saginaw Township	MI	48603-2576
Sterling House of Bay City	734 North Pine Road	Bay City	MI	48708-9178
Sterling House of Westland	32111 Cherry HIM Road	Westland	MI	48186-5288
Sterling House of Monroe	1605 Fredericks Drive	Monroe	MI	48162-5111
Sterling House of Midland	4004 Waldo Avenue	Midland	MI	48642-6571
Clare Bridge of Troy	4900 Northfield Parkway	Troy	MI	48098-4435
Sterling House of Battle Creek	191 Lois Drive	Battle Creek	MI	49015-7933
Clare Bridge of Portage	3150 Old Centre Avenue	Portage	MI	49002-5812
Sterling House of Davison	432 East Clark Street	Davison	MI	48423-1821
Clare Bridge of Delta	7235 Delta Commerce Drive	Lansing	MI	48917-1067
Sterling House of Swartz Creek	8240 Miller Road	Swartz Creek	MI	48473-1360
Clare Bridge Cottage of Battle Creek	197 Lois Drive	Battle Creek	MI	49015-
Clare Bridge Cottage of Westland	32151 Cherry Hill Road	Westland	MI	48186-5288
Wynwood of Portage	3100 Old Centre Avenue	Portage	MI	49002-5812
Clare Bridge of Grand Blanc	5130 Baldwin Road	Holly	MI	48442-9306
Wynwood of Grand Blanc	5080 Baldwin Road	Holly	MI	48442-9306
Wynwood of Troy	4850 Northfield Parkway	Troy	MI	48098-4433
Clare Bridge Cottage of Monroe	1815 Fredericks Drive	Monroe	MI	48162-5111
Clare Bridge Cottage of Saginaw	2445 McCarty Road	Saginaw Township	MI	48603-2576
Sterling House of Delta	7323 Delta Commerce Drive	Lansing	MI	48917-1069
Clare Bridge Cottage of Bay City	720 North Pine Road	Bay City	MI	48708-9178
Clare Bridge Cottage of Midland	4012 Waldo Avenue	Midland	MI	48642-6571
Clare Bridge of Eagan	1365 Crestridge Lane	Eagan	MN	55123-1042

Clare Bridge of North Oaks	300 Village Center Drive	North Oaks	MN	55127-3021
Clare Bridge of Plymouth	15855 22nd Avenue North	Plymouth	MN	55447-6452
Clare Bridge of Eden Prairie	7513 Mitchell Road	Eden Prairie	MN	55344-1950
Wynwood of Rochester	3035 Salem Meadows Drive South West	Rochester	MN	55902-
Clare Bridge Cottage of Owatonna	364 Cedardale Drive South East	Owatonna	MN	55060-4467
Sterling House of Mankato	100 Teton Lane	Mankato	MN	56001-4827
Sterling House of Winona	835 East Belleview Street	Winona	MN	55987-4502
Sterling House of Owatonna	334 Cedardale Drive South East	Owatonna	MN	55060-4467
Sterling House of Willmar	1501 19th Avenue South West	Willmar	MN	56201-4940
Sterling House of Faribault	935 Spring Road	Faribault	MN	55021-6975
Sterling House of Sauk Rapids	1325 Summit Avenue North	Sauk Rapids	MN	56379-2545
Clare Bridge Cottage of Coon Rapids	1770 113th Lane North West	Coon Rapids	MN	55433-3019
Sterling House of Blaine	1005 Paul Parkway	Blaine	MN	55434-3926
Sterling House of Inver Grove Heights	5891 Carmen Avenue	Inver Grove Heights	UN	55076-4414
Sterling House of West St. Paul	305 East Thompson Avenue	West Saint Paul	MN	55118-3239
Clare Bridge Cottage of West St. Paul	315 East Thompson Avenue	West Saint Paul	MN	55118-3239
Sterling House of Coon Rapids	11372 Robinson Drive	Coon Rapids	MN	55433-3776
Wynwood of Chapel Hill	2220 Farmington Drive	Chapel Hill	NC	27514-7843
Clare Bridge of Greensboro	3898 North Elm Street	Greensboro	NC	27455-2596
Clare Bridge of Cary	7870 Chapel Hill Road	Cary	NC	27513-5428
Clare Bridge of Charlotte	11240 Ballantyne Trace Court	Charlotte	NC	28277-2791
Wynwood of Charlotte	11230 Ballantyne Trace Court	Charlotte	NC	28277-2791
Clare Bridge of Winston-Salem	275 South Peace Haven Road	Winston Salem	NC	27104-4419
Clare Bridge of Wilmington	3501 Converse Drive	Wilmington	NC	28412-6179
Wynwood of Greensboro	3896 North Elm Street	Greensboro	NC	27455-2595
Clare Bridge of Asheville	4 Walden Ridge Drive	Asheville	NC	28803-8583
Clare Bridge of Chapel Hill	2230 Farmington Drive	Chapel Hill	NC	27514-7843
Sterling House of Rocky Mount	650 Goldrock Road	Rocky Mount	NC	27804-8804
Sterling House of New Bern	1336 South Glenburnie Road	New Bern	NC	28562-2624
Sterling House of Raleigh	1110 Falls River Avenue	Raleigh	NC	27614-7772
Sterling House of Goldsboro	1800 Berkeley Road	Goldsboro	NC	27534-3368
Sterling House of Greenville (NC)	2105 West Arlington Boulevard	Greenville	NC	27834-5744
Sterling House of Southern Pines	101 Brucewood Road	Southern Pines	NC	28387-5144
Sterling House of Hickory	910 29th Avenue North East	Hickory	NC	28601-1135
Sterling House of Shelby	1425 East Marion Street	Shelby	NC	28150-4947
Clare Bridge of Southern Pines	101-B Brucewood Road	Southern Pines	NC	28387-
Clare Bridge Cottage of Raleigh	1130 Falls River Ave.	Raleigh	NC	27614-7772
Clare Bridge of South Park	5326 Park Road	Charlotte	NC	28209-
Clare Bridge of Hamilton	1645 Whitehorse-Mercerville Road	Hamilton	NJ	08619-3821

Clare Bridge of Westampton	480 West Woodlane Road	Westampton	NJ	08060-3828
Sterling House of Deptford I & II	1674 Delsea Drive	Deptford	NJ	08096-4117
Sterling House of Deptford II	1676 Delsea Drive	Deptford	NJ	08096-4117
Sterling House of Florence (NJ)	901 Broad Street	Florence	NJ	08518-2813
Clare Bridge of Galloway Township	42 West Jimmie Leeds Road	Absecon	NJ	08201-9401
Wynwood of Galloway Township	46 West Jimmie Leeds Road	Absecon	NJ	08201-9401
Clare Bridge Cottage of Williamstown	1648 South Black Horse Pike	Williamstown	NJ	08094-9247
Clare Bridge of Brick	1594 Route 88 West	Brick	NJ	08724-3036
Wynwood of Emerson	590 Old Hook Road	Emerson	NJ	07630-
Wynwood of Wayne	820 Hamburg Turnpike	Wayne	NJ	07470-
Wynwood of West Orange	520 Prospect Avenue	West Orange	NJ	07052-
Sterling House of Williamstown	1640 South Black Horse Pike	Williamstown	NJ	08094-9247
Wynwood of Sparks	2000 East Prater Way	Sparks	NV	89434-8943
Villas of Sparks	1900 East Prater Way	Sparks	NV	89434-8900
Clare Bridge of Tropicana	8880 West Tropicana Avenue	Las Vegas	NV	89147-6000
Clare Bridge of Sparks	2121 East Prater Way	Sparks	N V	89434-9622
Clare Bridge of Reno	3105 Plumas Street	Reno	NV	89509-
Clare Bridge of Niskayuna	2861 Troy-Schenectady Road	Niskayuna	NY	12309-1629
Clare Bridge of Williamsville	6076 Main Street	Amherst	NY	14221-6835
Clare Bridge of Perinton	159 Sullys Trail	Pittsford	NY	14534-4506
Wynwood of Kenmore	2971 Delaware Avenue	Kenmore	NY	14217-2353
Wynwood of Manlius	100 Flume Road	Manlius	NY	13104-2459
Wynwood of Niskayuna	1786 Union Street	Niskayuna	NY	12309-6901
Villas of Sherman Brook	99 Brookside Drive	Clinton	NY	13323-9561
Villas of Summerfield	100 Summerfield Village Lane	Syracuse	NY	13215-1945
Clare Bridge of Clifton Park	One Emma Lane	Clifton Park	NY	12065-3762
Clare Bridge of Greece	1 Treeline Drive	Rochester	NY	14612-3446
Sterling House of Ithaca	103 Bundy Road	Ithaca	NY	14830-9252
Sterling House of Greece	3 Treeline Drive	Rochester	NY	14612-3446
Clare Bridge of Orchard Park	101 Sterling Drive	Orchard Park	NY	14127-
Clare Bridge Cottage of Ithaca	101 Bundy Road	Ithaca	NY	14850-9052
Clare Bridge Cottage of Niagara	6751 Nash Road	North Tonawanda	NY	14120-
Sterling House of Niagara	6741 Nash Road	North Tonawanda	NY	14120-
Clare Bridge Cottage of Clinton	115 Brookside Drive	Clinton	NY	13323-3903
Sterling House of Saratoga Springs	390 Church Street	Saratoga	NY	12866-
Clare Bridge of Manlius	5125 Highbridge Street	Fayetteville	NY	13066-2413
Clare Bridge of Rockland County	582 Veterans Memorial Drive	Pearl River	NY	10965-
Sterling House of Alliance	1277 South Sawburg Road	Alliance	OH	44601-5750
Clare Bridge Cottage of Austintown	1420 South Canfield Niles Road	Austintown	OH	44515-4040

Sterling House of Barberton	487 Austin Drive	Barberton	OH	44203-8641
Sterling House of Bowling Green (OH)	121 North Wintergarden Road	Bowling Green	OH	43402-2135
Sterling House of Canton	1119 Perry Drive North West	Canton	OH	44708-3374
Sterling House of Westerville	6377 Cooper Road	Columbus	OH	43231-7648
Sterling House of Englewood (OH)	350 Union Road	Englewood	OH	45322-2196
Sterling House of Fairfield	2357 Mack Road	Fairfield	OH	45014-4841
Sterling House of Findlay	725 Fox Run Road	Findlay	OH	45840-8403
Sterling House of Greenville (OH)	1401 North Broadway	Greenville	OH	45331-4300
Sterling House of Lancaster (OH)	241 Whittier Drive South	Lancaster	OH	43130-5717
Sterling House of Mansfield (OH)	1841 Middle Bellville	Mansfield	OH	44904-1798
Sterling House of Marion (OH)	308 Barks Road East	Marion	OH	43302-6500
Clare Bridge Cottage of Middletown	3712 Roosevelt Boulevard	Middletown	OH	45044-6515
Sterling House of Newark	331 Goosepond Road	Newark	OH	43055-3184
Sterling House of Piqua	1744 West High Street	Piqua	OH	45356-5001
Sterling House of Salem	1916 South Lincoln Avenue	Salem	OH	44460-4312
Sterling House of Springdale	11320 Springfield Pike	Springdale	OH	45246-5400
Sterling House of Springfield	3270 Middle Urbana Road	Springfield	OH	45502-9285
Sterling House of Troy	81 South Stanfield Road	Troy	OH	45373-2337
Sterling House of Urbana	609 East Water Street	Urbana	OH	43078-7100
Sterling House of Washington Township	8130 Miller Farm Lane	Dayton	OH	45458-
Sterling House of Youngstown	2300 Canfield Road	Youngstown	OH	44511-2922
Sterling House of BeaverCreek	3839 Indian Ripple Road	Beaver Creek	OH	45440-3410
Clare Bridge Cottage of New Philadelphia	716 Commercial Avenue South West	New Philadelphia	OH	44663-9367
Wynwood of Westlake	27569 Detroit Road	Westlake	OH	44145-
Sterling House of Ada	801 South Stadium Drive	Ada	OK	74620-8403
Sterling House of Bartlesville North	5420 South East Adams Boulevard	Bartlesville	OK	74006-8874
Sterling House of Bartlesville South	3737 South East Camelot Drive	Bartlesville	OK	74006-7586
Sterling House of Bethany	4101 North Council Road	Bethany	OK	73008-3108
Sterling House of Broken Arrow	4001 South Aspen Avenue	Broken Arrow	OK	74011-1465
Sterling House of Chickasha	801, Country Club Road	Chickasha	OK	73018-7282
Sterling House of Claremore	1605 North Highway 88	Claremore	OK	74017-4843
Sterling House of Duncan	915 West Plato Road	Duncan	OK	73533-3387
Sterling House of Durant	1500 North 19th	Durant	OK	74701-2152
Sterling House of Edmond	116 West Danforth	Edmond	OK	73003-5280
Sterling House of Enid	4613 West Willow Road	Enid	OK	73703-2738
Sterling House of Lawton	6302 South West Lee Boulevard	Lawton	OK	73505-9103
Sterling House of Weatherford (OK)	600 Gartrell Place	Weatherford	OK	73096-2074
Sterling House of Midwest City	615 West BlueRidge Drive	Midwest City	OK	73110-1201
Sterling House of Muskogee	3211 Chandler Road	Muskogee	OK	74403-4949

Sterling House of Norman	1701 East Alameda Street	Norman	OK	73071-3076
Sterling House of Oklahoma City South	2500 South West 89th Street	Oklahoma City	OK	73159-6354
Sterling House of Oklahoma City North	2435 North West 122nd Street	Oklahoma City	OK	73120-8424
Sterling House of Oklahoma City West	7535 West Hefner Road	Oklahoma City	OK	73162-4462
Sterling House of Owasso	12807 East 86th Place North	Owasso	OK	74055-2530
Sterling House of Ponca City	1500 East Bradley Avenue	Ponca City	OK	74604-2517
Sterling House of Edmond Santa Fe	1500 North Santa Fe	Edmond	OK	73003-3639
Sterling House of Shawnee	3947 North Kickapoo	Shawnee	OK	74801-1699
Sterling House of Stillwater	1616 East McElroy Road	Stillwater	OK	74075-7318
Sterling House of Tulsa	6022 East 71st Street	Tulsa	OK	74136-6742
Sterling House of Tulsa South	8231 South Mingo Road	Tulsa	OK	74133-4523
Clare Bridge Cottage of SW Oklahoma City	10001 South May Avenue	Oklahoma City	OK	73159-6600
Clare Bridge of Oklahoma City	12401 Dorset Drive	Oklahoma City	OK	73120-9190
Villas of Albany	1560 Davidson Street South East	Albany	OR	97321-6700
Villas at Courtyard	1929 Grand Prairie Road South East	Albany	OR	97321-6700
Wynwood of Forest Grove	3110 19th Avenue	Forest Grove	OR	97116-2634
Wynwood of Mt. Hood	25200 South East Stark Street	Gresham	OR	97030-8300
Wynwood of Meridian Park	19200 South West 65th	Tualatin	OR	97062-8754
Wynwood of Rogue Valley	3033 Barnett Road	Medford	OR	97504-4324
Villas of McMinnville	775 North East 27th Street	McMinnville	OR	97128-2157
Wynwood of McMinnville	721 North East 27th Street	McMinnville	OR	97128-
Wynwood of Albany	2445 Southeast Geary Street	Albany	OR	97321-5962
Clare Bridge of Troutdale	1201 Cherry Park Road	Troutdale	OR	97701-
Clare Bridge of Salem	1355 Boone Road South East	Salem	OR	97306-1037
Clare Bridge of Beaverton	16655 NW Walker Road	Beaverton	OR	97006-4163
Clare Bridge of Bend	1099 NE Watt Way	Bend	OR	97701-
Wynwood of Northampton Manor	65 Newtown-Richboro Road	Richboro	PA	18954-1726
Clare Bridge of Lower Makefield	600 Township Line Road	Yardley	PA	19067-4200
Clare Bridge of Montgomery	1089 Horsham Road	North Wales	PA	19454-1513
Wynwood of Montgomery	1091 Horsham Road	North Vales	PA	19454-1513
Clare Bridge of East Hempfield	1870 Rohrerstown Road	Lancaster	PA	17601-
Wynwood of Adams	10 Adams Ridge Boulevard	Mars	PA	16046-3964
Clare Bridge of Cheswick	931 Route 910	Cheswick	PA	15024-4015
Clare Bridge of Murrysville	5300 Old William Penn Highway	Export	PA	15632-9354
Sterling House of Penn Hills	7151 Saltsburg Road	Penn Hills	PA	15235-2252
Sterling House of Chambersburg	745 Norland Avenue	Chambersburg	PA	17201-4211
Sterling House of Bristol	2022 Bath Road	Bristol	PA	19007-2107
Clare Bridge Cottage of Chambersburg	735 Norland Avenue	Chambersburg	PA	17201-42111
Clare Bridge of State College	610 West Whitehall Road	State College	PA	16801-4537

Clare Bridge Cottage of Dublin	160 Elephant Road	Dublin	PA	18917-2202
Clare Bridge of Columbia	990 Columbia Avenue	Irmo	SC	29063-2854
Clare Bridge of Charleston	1010 Anna Knapp Boulevard Extension	Mount Pleasant	SC	29464-3134
Sterling House on Park Lane	251 Springtree Drive	Columbia	SC	29223-7901
Sterling House of Harbison	51 Woodcross Drive	Columbia	SC	29212-2350
Sterling House of Sumter	1180 Wilson Hall Road	Sumter	SC	29150-1738
Sterling House of Greenville (SC)	2010 Brushy Creek Road	Greer	SC	29650-2665
Sterling House of Greenwood (SC)	1408 Parkway Road	Greenwood	SC	29646-4043
Sterling House of Central	131 Vickery Drive	Central	SC	29630-8304
Sterling House of North Augusta	105 North Hills Drive	North Augusta	SC	29841-0102
Sterling House of Hilton Head	80 Main Street	Hilton Head Island	SC	29926-1647
Sterling House of Florence (SC)	3006 Hoffmeyer Road	Florence	SC	29501-7551
Clare Bridge Cottage of Florence	467 Sterling Drive	Florence	SC	29501-
Clare Bridge Cottage of Hilton Head	48 Main Street	Hilton Head	SC	29926-1647
Sterling House of Rock Hill	1920 Ebenezer Road	Rock Hill	SC	29732-1014
Sterling House of Clarksville	2183 Memorial Drive	Clarksville	TN	37043-4447
Sterling House of Maryville	511 Pearson Springs Road	Maryville	TN	37803-8205
Sterling House of Goodlettsville	2025 Caldwell Drive	Goodlettsville	TN	37072-3569
Sterling House of Columbia (TN)	5011 Trotwood Avenue	Columbia	TN	38401-5048
Clare Bridge Cottage of Murfreesboro	1464 New Lascassas Pike	Murfreesboro	TN	37130-1600
Sterling House of Lebanon	801 West Main Street	Lebanon	TN	37087-
Clare Bridge Collage of Goodlettsville	3001 Business Park Circle	Goodlettsville	TN	37072-3593
Clare Bridge Cottage of Lebanon	731 West Main Street	Lebanon	TN	37087-
Sterling House of Carrollton	1029 Seminole Trail	Carrollton	TX	75007-6275
Sterling House of Cedar Hill	602 East Beltline Road	Cedar Hill	TX	75104-2260
Sterling House of Corsicana	3329 West 7th Avenue	Corsicana	TX	75110-4876
Sterling House of DeSoto	747 West Pleasant Run Road	DeSoto	TX	75115-3838
Sterling House of Denton	2525 North Hinkle Drive	Denton	TX	76201-0763
Sterling House of Ennis	2500 Yorkstown Drive	Ennis	TX	75119-2199
Sterling House of Georgetown	2600 East University Avenue	Georgetown	TX	78626-6400
Sterling House of Kerrville	725 Leslie Drive	Kerrville	TX	78028-2591
Sterling House of Lancaster (TX)	2400 West Pleasant Run Road	Lancaster	TX	75146-1179
Sterling House of Lewisville	965 Gardenridge Road	Lewisville	TX	75067-2871
Sterling House of Mansfield (TX)	1771 Country Club Drive	Mansfield	TX	76063-6607
Sterling House of New Braunfels	2457 Loop 337	New Braunfels	TX	78130-8152
Sterling House of Watauga	5800 North Park Square	Watauga	TX	76148-2453
Sterling House of Palestine	101 Trinity Court	Palestine	TX	75801-6978
Sterling House of Paris	2410 Stillhouse Road	Paris	TX	75462-2065
Sterling House of Richland Hills	7520 A Glenview Drive	Richland Hills	TX	76180-8326

Sterling House of Maltsberger	13303 Jones Maltsberger Road	San Antonio	TX	78247-3910
Sterling House of Whitby	5996 Whitby Road	San Antonio	TX	78240-6000
Sterling House of Nacogdoches	14595 Nacogdoches Road	San Antonio	TX	78247-1999
Sterling House of Temple	3902 West Adams Avenue	Temple	TX	76504-3500
Sterling House of Texarkana	4204 Moores Lane	Texarkana	TX	75503-2198
Sterling House of Tyler	3505 University	Tyler	TX	75701-6657
Sterling House of Waco	1700 Lakeshore Drive	Waco	TX	76708-3737
Sterling House of Waxahachie	2250 Brown Street	Waxahachie	TX	75165-5126
Sterling House of Weatherford (TX)	904 South Lamar Street	Weatherford	TX	76086-5169
Sterling House of Wichita Falls	918 Midwestern Parkway	Wichita Falls	TX	76302-2110
Clare Bridge Cottage of Richland Hills	7520 B Glenview Drive	Richland Hills	TX	76180-8349
Clare Bridge of Irving - Valley Ranch	8855 Valley Ranch Parkway	Irving	TX	75063-4802
Clare Bridge of Roanoke	1127 Persinger Road SW	Roanoke	VA	24015-
Wynwood of Columbia Edgewater	1625 George Washington Way	Richland	WA	99352-5711
Villas at Union Park	2010 South Union Avenue	Tacoma	WA	98405-1064
Clare Bridge of Olympia	420 Yauger Way South West	Olympia	WA	98502-8660
Clare Bridge of Everett	2015 Lake Heights Drive	Everett	WA	98208-6034
Clare Bridge of Puyallup	8811 176th Street East	Puyallup	WA	98375-9724
Wynwood of Yakima	4100 West Englewood Avenue	Yakima	WA	98908-2677
Wynwood of Allenmore	3615 South 23rd Street	Tacoma	WA	98405-1331
Clare Bridge of Spokane	5329 West Rifle Club Court	Spokane	WA	99208-9065
Clare Bridge of Silverdale	1501 North West Tower View Circle	Silverdale	WA	98383-8674
Clare Bridge of Lynnwood	18706 36th Avenue West	Lynnwood	WA	98037-
Clare Bridge of Middleton	6701 Stonefield Road	Middleton	WI	53562-3857
Clare Bridge of Brookfield	15100 West Capitol Drive	Brookfield	WI	53005-2605
Wynwood of Madison West	413 South Yellowstone Drive	Madison	WI	53719-1042
Wynwood of Brookfield	660 Woelfel Road	Brookfield	WI	53045-292 7
Clare Bridge of Kenosha	10108 74th Street	Kenosha	WI	53142-
Wynwood of Appleton	5800 Pennsylvania Avenue	Appleton	WI	54914-
Wynwood of Madison East	1601 Wheeler Road	Madison	WI	53704-7059
Wynwood of Kenosha	7377 88th Avenue	Kenosha	WI	53142-8204
Sterling House of Fond du Lac	1001 Primrose Lane	Fond du Lac	WI	54935-1800
Sterling House of Plymouth	112 South River Boulevard	Plymouth	WI	53073-2616
Sterling House of Onalaska	949 10th Avenue North	Onalaska	WI	54650-2165
Sterling House of Clintonville	76 W. Green Tree Road	Clintonville	WI	54929-1009
Sterling House of Kaukauna	548 Frances Street	Kaukauna	WI	54130-3500
Sterling House of New London	1706 Taubel Blvd.	New London	WI	54961-9192
Sterling House of Shawano	1377 Lincoln Street	Shawano	WI	54166-3424
Sterling House of Neenah	2330 Bruce Street	Neenah	WI	54956-4834

Sterling House of Sun Prairie	650 Broadway Drive	Sun Prairie	WI	53590-1762
Sterling House of Manitowoc	5005 Vista Road	Manitowoc	WI	54220-9377
Sterling House of Brown Deer	4015 West Woodale	Brown Deer	WI	53209-1741
Sterling House of Sussex	W240 N6351 Maple Avenue	Sussex	WI	53089-
Sterling House of Oshkosh	190 Lake Pointe Drive	Oshkosh	WI	54904-7859
Sterling House of Middleton	6916 Century Avenue	Middleton	WI	53562-1732
Sterling House of Kenosha	3109 12th Street	Kenosha	WI	53144-2915
Clare Bridge Cottage of LaCrosse	3161 East Avenue South	Lacrosse	WI	54601-7228
Sterling House of Lacrosse	3141 East Avenue South	Lacrosse	WI	54601-7228

SCHEDULE 5

EXCEPTIONS TO TENANT'S REPRESENTATIONS AND WARRANTIES

1.      SECTION 11(h) -Improvements defective; improvements noncompliant with laws.
        None

2.      SECTION 11(i) - Improvements not properly zoned; noncompliance with subdivision ordinances.
        None

3.      SECTION 11(j) and (k) – Hazardous Materials; Soil Conditions.

      At the time the Alterra Clare Bridge of Manlius facility was acquired (the “Manlius Facility”) by Meditrust Acquisition Corporation III and leased to a subsidiary of Guarantor, a Phase I Environmental Site Assessment and Limited Sub-Surface Investigation Report dated April 30, 1997 was prepared with respect to the property (the "Phase I Report"). Landlord has previously received a copy of the Phase I Report.

      The Phase I Report indicates the presence of a gasoline additive and two degradation products from dry cleaning and other solvents in the ground water at the Manlius Facility, which at the time of the Phase I Report exceeded ground water standards. Two (2) gasoline stations located near the Manlius Facility, located on the north side of Flume Road, have reported spills and are registered in the Leaking Underground Storage Tank program with the State of New York. An analysis of the ground water hydrology shows that the ground water appears to flow in a southerly direction across and under Flume Road onto the northern perimeter of the Manlius Facility and then migrates towards Limestone Creek. While there were no on-site sources of contamination, a single on-site spill of hydraulic oil from construction equipment had previously occurred and had been reported to the state authorities. The Phase I Report concluded that this on-site spill was not associated with the ground water contamination.

      Meditrust obtained a legal opinion regarding environmental risks associated with this property from Nixon, Hargrave, Devans & Doyle LLP in April, 1997, which opinion concluded that the likelihood of claims being asserted against a subsequent property owner where the property is not the source of the releases and the property has been passively contaminated, is remote. A copy of this opinion was provided for informational purposes to Landlord.

4.      SECTION 11 (l) and (m) – Governmental Matters; Lawsuits.

      (a)        The Manlius Facility is not licensed under the laws of the State of New York because Guarantor has not been the provider of any services at the Facility that were required to be licensed under the New York regulatory system. The Manlius Facility provides hotel-type services to the residents, such as meals and laundry. Health care-type services such as assistance with bathing, grooming and medication administration are currently provided to the residents through independently licensed home health care providers. To the extent a resident needs or desires services (i.e., nursing services, home health aid services, personal care services and other related services), these services are currenty provided directly to the resident by an independently licensed operator known as a Licensed Home Care Services Agency ("LHCSA"). The residents contract directly with the LHCSA. At the facility, a resident can enroll with ALS Home Care, Inc., which is a wholly owned subsidiary of Guarantor and a LHCSA, or with any other LHSCA unaffiliated with Guarantor of the resident's choosing. Some residents, who do not need health care services, do not enroll with any LHCSA.

      The New York Department of Health ("DOH") recently took the position that Guarantor's facility needs to obtain Enriched Housing Program ("EHP") licenses, instead of having residents enroll directly with LHCSA's for Home Care Services. If the DOH were to prevail, Guarantor would need to obtain an EHP license for the Manlius Facility. If the Manlius Facility is required to obtain an EHP license, the Manlius Facility will be required to discharge any resident that declines to follow a prescribed treatment program and must discharge residents involuntarily if a resident falls into this category. In addition, EHP license holders must deny admission to any new resident who is in need of assistance to walk, is deemed to be in need of continual supervision or who is chronically bedfast. Residents who have a limited degree of cognitive impairment also would have to be discharged regardless of their attending physician's, legal guardian's or family members' desires.

      Guarantor strongly protested DOH's position and filed a lawsuit on December 28, 2001 asking the court to grant relief from this newly imposed requirement. The trial was originally scheduled for March 22, 2002, but deferred for a hearing on procedural matters and no opinion has yet been rendered. Guarantor has provided Landlord with a white paper prepared for Guarantor in connection with the DOH lawsuit and a copy of the petition filed by Guarantor.

      b.     Miscellaneous Litigation – the attached spreadsheet identifies additional pending or threatened litigation associated with the Facilities identified therein.

      5.       SECTION 11 (o) – Meditrust Defaults.

      Tenants and Guarantor failed to comply with the financial covenants set forth in the Meditrust Leases. It is also likely there was noncompliance with certain provisions of the lease arising from Guarantor's inability to pay its debts generally as they became due. In addition, the operation of the representations and warranties of the Meditrust Leases contained a continuing concept whereby the Tenant was deemed to be re-making the representations and warranties on a continual basis, and the effect of this provision may have resulted in other technical defaults, although Tenant did not receive any notice of such defaults from Meditrust.

Residence	State	Resident Name	Date of Incident	Category	Type	Status	Est. Loss	Est. Fees	Est. Total Loss	Actual Loss

Clare Bridge of Fort Myers at the Colony	FL	Beck, Russell	9/21/99 - 11/15/99	Resident Litigation	Death	Complaint	$10,000	$25,000	$35,000	$0
Clare Bridge of Ft. Myers at the Colony	FL	Whitehill, Caroline B.	4/26/00 - current	Resident Litigation	Other	Complaint	$11,000	$30,000	$41,000	$0
Clare Bridge of Jacksonville	FL	Saylor, Clare		Resident Litigation		Complaint	$0	$10,000	$10,000	$0
Clare Bridge of Tampa	FL	Caprio, Michael	11/27/00	Resident Litigation	Assault	Complaint	$30,000	$30,000	$60,000	$0
Clare Bridge of Tampa	FL	Frazier, Betty	2/15/01	Other		Other	$1,000	$0	$1,000	$0
Clare Bridge of Tampa	FL	Martin, Doris	2/28/01-3/28/01	Resident Litigation	Abuse	Complaint	$150,000	$25,000	$175,000
Wynwood of Grand Blanc	MI	Kolderman, Helen	2/26/01	Resident Litigation	Slip & Fall	Complaint	$250,000	$12,000	$262,000	$0
Wynwood of Grand Blanc	MI	Sefa, Lillian	2/22/00 - 4/12/01	Potential Resident Litigation	Slip & Fall	Attorney Demand Letter	$26,000	$10,000	$36,000	$0
Wynwood of Grand Blanc	MI	Taylor, Dorothy	2/25/00	Resident Litigation	Other	Complaint	$750,000	$50,000	$800,000	$0
Clare Bridge of Lower Makefield	PA	Neff, William	9/7/00	Potential Resident Litigation	Slip & Fall/Death	Records Request	$10,000	$10,000	$20,000	$0
Clare Bridge of Lower Makefield	PA	Paglione, Daniel	1/28/00	Potential Resident Litigation	Death	Atty Demand Letter	$75,000	$30,000	$105,000	$0
Clare Bridge of Lower Makefield	PA	Roberts, Thelma	8/26/97	Resident Litigation	Slip & Fall	Discovery	$100,000	$65,000	$165,000	$0
Sterling House of Lancaster	TX	Marshall, Leon	7/27/99	Resident Litigation	Medication Management Issues	Complaint	$25,000	$25,000	$50,000	$0
Sterling House of Middleton	WI	Farr, Clara	12/22/97	Resident Litigation	Elopement	Appeal	$35,000	$100,000	$135,000	$0

Residence	Actual Fees	Actual Fees	Actual Total Loss	Comments	Division

Clare Bridge of Fort Myers at the Colony	$790	$790	$790	Suit alleges neglect and abuse leading to pneumonia and death.	Florida
Clare Bridge of Ft. Myers at the Colony	$0	$0	$0	Alleges negligence claim - overall care issues.	Florida
Clare Bridge of Jacksonville	$0	$0	$0		Florida
Clare Bridge of Tampa	$0	$0	$0	After hearing shouting, res and another res were found wrestling with a mop face to face Claims other res hit him with mop handle Other res denies it . Complaint served 10/18/01. Sent to AM and LM.	Florida
Clare Bridge of Tampa	$0	$0	$0	Letter from atty received 11/7/01 asking for name of insurance co. Sent to Liberty on 11/15/01.	Florida
Clare Bridge of Tampa			$0	Alleges overall negligent care.	Florida
Wynwood of Grand Blanc	$0	$0	$0	Res allegedly dropped by caregiver causing fracture of the right tibia and fibula.	Upper Midwest
Wynwood of Grand Blanc	$0	$0	$0	Falls on 2/22/00, 3/28/00, 7/31/00, 4/12/01	Upper Midwest
Wynwood of Grand Blanc	$936	$936	$936	Resident discharged to hospital due to the resident excoriation, redness, noted bleeding Right buttocks revealed eschar 55 cm x 2 cm Notice of Intent to File Claim. Complaint filed 6/28/01.	Upper Midwest
Clare Bridge of Lower Makefield	$0	$0	$0	Large bruise noted on left side and left back Criminal investigation being conducted. Records request 6/4/01.	Northeast
Clare Bridge of Lower Makefield	$10,684	$10,684	$10,684	Res alleges neglect and mistreatment Res Dir is confident they didn't do anything wrong	Northeast
Clare Bridge of Lower Makefield	$40,471	$40,471	$40,471	Claimant lost balance and fell hitting her chin landing on rt arm; in the process of taking depositions;plaintiff has no liability expert	Northeast
Sterling House of Lancaster	$649	$649	$649	Claimant alleges receiving too much Dilantin due to transcription error by nurse Investigation by facility. Complaint served on 8/8/01.	Central
Sterling House of Middleton	$77,442	$77,442	$77,442

Resident with memory impairment walked out of facility barefoot in snow and had frostbite Per state investigation, the door she exited is used by employees to smoke and the alarm was bypassed because of this Trial set for 2/5/01Court ordered mediatio

					Upper Midwest